                                  EXHIBIT 99

                          PHILIP MORRIS COMPANIES INC.
                                and SUBSIDIARIES

                     Consolidated Financial Statements as of
                 December 31, 2000 and 1999 and for Each of the
                Three Years in the Period Ended December 31, 2000


                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Philip Morris Companies Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, stockholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of Philip Morris Companies Inc. and its subsidiaries (the "Company") at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                      /s/ PRICEWATERHOUSECOOPERS LLP


New York, New York
January 29, 2001

                          PHILIP MORRIS COMPANIES INC.
                                and SUBSIDIARIES
                  CONSOLIDATED BALANCE SHEETS, at December 31,
                 (in millions of dollars, except per share data)

                              --------------------

                                                                      2000        1999
                                                                      ----        ----
ASSETS
  Consumer products
    Cash and cash equivalents                                       $    937     $  5,100
    Receivables (less allowances of $199 and $164)                     5,019        4,313
    Inventories:
      Leaf tobacco                                                     3,749        4,294
      Other raw materials                                              1,721        1,794
      Finished product                                                 3,295        2,940
                                                                    --------     --------
                                                                       8,765        9,028

    Other current assets                                               2,517        2,454
                                                                    --------     --------
      Total current assets                                            17,238       20,895


    Property, plant and equipment, at cost:
      Land and land improvements                                         784          633
      Buildings and building equipment                                 6,255        5,436
      Machinery and equipment                                         16,440       14,268
      Construction in progress                                         1,427        1,262
                                                                    --------     --------
                                                                      24,906       21,599
      Less accumulated depreciation                                    9,603        9,328
                                                                    --------     --------
                                                                      15,303       12,271

    Goodwill and other intangible assets
      (less accumulated amortization of
      $6,319 and $5,840)                                              33,090       16,879
    Assets held for sale                                                 276
    Other assets                                                       4,758        3,625
                                                                    --------     --------
      Total consumer products assets                                  70,665       53,670

  Financial services
    Finance assets, net                                                8,118        7,527
    Other assets                                                         284          184
                                                                    --------     --------
      Total financial services assets                                  8,402        7,711
                                                                    --------     --------


      TOTAL ASSETS                                                  $ 79,067     $ 61,381
                                                                    ========     ========

                                                                       2000        1999
                                                                       ----        ----
LIABILITIES
  Consumer products
    Short-term borrowings                                           $  3,166     $    641
    Current portion of long-term debt                                  5,775        1,601
    Accounts payable                                                   3,787        3,351
    Accrued liabilities:
      Marketing                                                        3,082        2,756
      Taxes, except income taxes                                       1,436        1,519
      Employment costs                                                 1,317          972
      Settlement charges                                               2,724        2,320
      Other                                                            2,572        2,605
    Income taxes                                                         914        1,124
    Dividends payable                                                  1,176        1,128
                                                                    --------     --------
      Total current liabilities                                       25,949       18,017

       Long-term debt                                                 18,255       11,280
       Deferred income taxes                                           1,827        1,214
       Accrued postretirement health care costs                        3,287        2,606
       Other liabilities                                               7,317        6,853
                                                                    --------     --------
          Total consumer products liabilities                         56,635       39,970

  Financial services
      Short-term borrowings                                            1,027
      Long-term debt                                                     899          946
      Deferred income taxes                                            4,838        4,466
      Other liabilities                                                  663          694
                                                                    --------     --------
          Total financial services liabilities                         7,427        6,106
                                                                    --------     --------
          Total liabilities                                           64,062       46,076
                                                                    --------     --------

Contingencies (Note 15)

STOCKHOLDERS' EQUITY
      Common stock, par value $0.33 1/3 per share
        (2,805,961,317 shares issued)                                    935          935
      Earnings reinvested in the business                             33,481       29,556
      Accumulated other comprehensive losses
        (including currency translation of $2,864 and $2,056)         (2,950)      (2,108)
      Cost of repurchased stock
        (597,064,937 and 467,441,576 shares)                         (16,461)     (13,078)
                                                                    --------     --------
          Total stockholders' equity                                  15,005       15,305
                                                                    --------     --------

          TOTAL LIABILITIES AND
            STOCKHOLDERS' EQUITY                                    $ 79,067     $ 61,381
                                                                    ========     ========

                See notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS of EARNINGS
                        for the years ended December 31,
                 (in millions of dollars, except per share data)

                                   ----------

                                                     2000       1999     1998
                                                     ----       ----     ----
Operating revenues                                 $80,356    $78,596  $74,391

Cost of sales                                       29,148     29,561   26,820

Excise taxes on products                            17,080     16,845   16,578
                                                   -------    -------  -------

   Gross profit                                     34,128     32,190   30,993

Marketing, administration and research costs        18,858     18,118   17,051

Settlement charges                                                       3,381

Amortization of goodwill                              591        582       584
                                                   -------    -------  -------

   Operating income                                 14,679     13,490    9,977

Interest and other debt expense, net                   719        795      890
                                                   -------    -------  -------

   Earnings before income taxes                     13,960     12,695    9,087

Provision for income taxes                           5,450      5,020    3,715
                                                   -------    -------  -------

   Net earnings                                    $ 8,510    $ 7,675  $ 5,372
                                                   =======    =======  =======

Per share data:

   Basic earnings per share                        $  3.77    $  3.21  $  2.21
                                                   =======    =======  =======

   Diluted earnings per share                      $  3.75    $  3.19  $  2.20
                                                   =======    =======  =======

                See notes to consolidated financial statements.


                                           CONSOLIDATED STATEMENTS of STOCKHOLDERS' EQUITY
                                           (in millions of dollars, except per share data)

                                                            -------------

                                                                                  Accumulated Other
                                                                           Comprehensive Earnings (Losses)
                                                                           -------------------------------
                                                                 Earnings
                                                                 Reinvested  Currency                         Cost of      Total
                                                         Common   in the    Translation                    Repurchased Stockholders'
                                                          Stock  Business  Adjustments   Other      Total     Stock       Equity
                                                       --------- --------  ----------- --------   -------- ---------- -------------
Balances, January 1, 1998                              $    935  $ 24,924   $ (1,109)  $     --   $ (1,109)  $ (9,830)  $ 14,920

Comprehensive earnings:
   Net earnings                                                     5,372                                                  5,372
   Other comprehensive earnings, net of income taxes:
      Currency translation adjustments                                            28                    28                    28
      Additional minimum pension liability                                                  (25)       (25)                  (25)
                                                                                                                        --------
   Total other comprehensive earnings                                                                                          3
                                                                                                                        --------
Total comprehensive earnings                                                                                               5,375
                                                                                                                        --------

Exercise of stock options and issuance of other
   stock awards                                                        50                                         287        337
Cash dividends declared ($1.68 per share)                          (4,085)                                                (4,085)
Stock repurchased                                                                                                (350)      (350)
                                                       --------  --------   --------   --------   --------   --------   --------
   Balances, December 31, 1998                              935    26,261     (1,081)       (25)    (1,106)    (9,893)    16,197

Comprehensive earnings:
   Net earnings                                                     7,675                                                  7,675
   Other comprehensive losses, net of income taxes:
      Currency translation adjustments                                          (975)                 (975)                 (975)
      Additional minimum pension liability                                                  (27)       (27)                  (27)
                                                                                                                        --------
   Total other comprehensive losses                                                                                       (1,002)
                                                                                                                        --------
Total comprehensive earnings                                                                                               6,673
                                                                                                                        --------
Exercise of stock options and issuance of other
   stock awards                                                        13                                         115        128
Cash dividends declared ($1.84 per share)                          (4,393)                                                (4,393)
Stock repurchased                                                                                              (3,300)    (3,300)
                                                       --------  --------   --------   --------   --------   --------   --------
   Balances, December 31, 1999                              935    29,556     (2,056)       (52)    (2,108)   (13,078)    15,305

Comprehensive earnings:
   Net earnings                                                     8,510                                                  8,510
   Other comprehensive losses, net of income taxes:
      Currency translation adjustments                                          (808)                 (808)                 (808)
      Additional minimum pension liability                                                  (34)       (34)                  (34)
                                                                                                                        --------
   Total other comprehensive losses                                                                                         (842)
                                                                                                                        --------
Total comprehensive earnings                                                                                               7,668
                                                                                                                        --------

Exercise of stock options and issuance of other
   stock awards                                                       (37)                                        217        180
Cash dividends declared ($2.02 per share)                          (4,548)                                                (4,548)
Stock repurchased                                                                                              (3,600)    (3,600)
                                                       --------  --------   --------   --------   --------   --------   --------
   Balances, December 31, 2000                         $    935  $ 33,481   $ (2,864)  $    (86)  $ (2,950)  $(16,461)  $ 15,005
                                                       ========  ========   ========   ========   ========   ========   ========

                See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS of CASH FLOWS
                        for the years ended December 31,
                            (in millions of dollars)

                                   ----------

                                                                      2000         1999        1998
                                                                      ----         ----        ----
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
   Net earnings - Consumer products                                 $  8,345     $  7,534    $  5,255
                - Financial services                                     165          141         117
                                                                    --------     --------    --------
   Net earnings                                                        8,510        7,675       5,372


   Adjustments to reconcile net earnings to operating cash flows:
   Consumer products
      Depreciation and amortization                                    1,717        1,702       1,690
      Deferred income tax provision (benefit)                            660         (156)         11
      Gains on sales of businesses                                      (274)         (62)
      Cash effects of changes, net of the effects
       from acquired and divested companies:
         Receivables, net                                                  7           95        (352)
         Inventories                                                     741          (39)       (192)
         Accounts payable                                                 84          122        (150)
         Income taxes                                                   (178)         401         565
         Accrued liabilities and other current assets                   (142)       1,343         254
       Other                                                            (410)         (17)        671
   Financial services
       Deferred income tax provision                                     346          300         265
       Other                                                             (17)          11         (14)
                                                                    --------     --------    --------
           Net cash provided by operating activities                  11,044       11,375       8,120
                                                                    --------     --------    --------

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
   Consumer products
       Capital expenditures                                           (1,682)      (1,749)     (1,804)
       Purchase of Nabisco, net of acquired cash                     (15,159)
       Purchase of other businesses, net of acquired cash               (417)        (522)        (17)
       Proceeds from sales of businesses                                 433          175          16
       Other                                                              28           37        (154)
   Financial services
       Investments in finance assets                                    (865)        (682)       (736)
       Proceeds from finance assets                                      156           59         141
                                                                    --------     --------    --------
           Net cash used in investing activities                     (17,506)      (2,682)     (2,554)
                                                                    --------     --------    --------

                See notes to consolidated financial statements.

                                   Continued
                        for the years ended December 31,
                            (in millions of dollars)

                                   ----------

                                                                 2000      1999        1998
                                                                 ----      ----        ----
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
    Consumer products
        Net issuance of short-term borrowings                  $ 8,501    $   435    $    61
        Long-term debt proceeds                                  3,110      1,339      2,065
        Long-term debt repaid                                   (1,702)    (1,843)    (1,616)
    Financial services
        Net issuance of short-term borrowings                    1,027
        Long-term debt proceeds                                               500
        Long-term debt repaid                                                (200)      (178)

    Repurchase of common stock                                  (3,597)    (3,329)      (307)
    Dividends paid                                              (4,500)    (4,338)    (3,984)
    Issuance of common stock                                       112         74        265
    Other                                                         (293)      (135)      (200)
                                                               -------    -------    -------
        Net cash provided by (used in) financing activities      2,658     (7,497)    (3,894)
                                                               -------    -------    -------

Effect of exchange rate changes on cash and cash equivalents      (359)      (177)       127
                                                               -------    -------    -------

Cash and cash equivalents:
    (Decrease) increase                                         (4,163)     1,019      1,799
    Balance at beginning of year                                 5,100      4,081      2,282
                                                               -------    -------    -------
    Balance at end of year                                     $   937    $ 5,100    $ 4,081
                                                               =======    =======    =======

Cash paid: Interest - Consumer products                        $ 1,005    $ 1,086    $ 1,141
                                                               =======    =======    =======
                    - Financial services                       $   102    $    75    $    79
                                                               =======    =======    =======

           Income taxes                                        $ 4,358    $ 4,308    $ 2,644
                                                               =======    =======    =======

                See notes to consolidated financial statements.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  Summary of Significant Accounting Policies:

   Basis of presentation:

      The consolidated financial statements include the Company and its subsidiaries. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of operating revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Balance sheet accounts are segregated by two broad types of business. Consumer products assets and liabilities are classified as either current or non-current, whereas financial services assets and liabilities are unclassified, in accordance with respective industry practices.

      Certain prior years' amounts have been reclassified to conform with the current year's presentation.

   Cash and cash equivalents:

      Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

   Inventories:

      Inventories are stated at the lower of cost or market. The last-in, first-out ("LIFO") method is used to cost substantially all domestic inventories. The cost of other inventories is principally determined by the average cost method. It is a generally recognized industry practice to classify leaf tobacco inventory as a current asset although part of such inventory, because of the duration of the aging process, ordinarily would not be utilized within one year.

   Impairment of long-lived assets:

      The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company performs undiscounted operating cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

   Depreciation, amortization and goodwill valuation:

      Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 20 years and buildings and building improvements over periods up to 50 years. Goodwill and other intangible assets substantially comprise brand names purchased through acquisitions. In consideration of the long histories of these brands, goodwill and other intangible assets associated with them are amortized on the straight-line method over 40 years. The Company periodically evaluates the recoverability of its intangible assets and measures any impairment by comparison with estimated undiscounted operating cash flows.

   Advertising costs:

      Advertising costs are expensed as incurred.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

   Income taxes:

      The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

   Revenue recognition:

      The Company's consumer products businesses recognize operating revenues upon shipment of goods when title and risk of loss passes to customers. Staff Accounting Bulletin No. 101, "Revenue Recognition," issued by the Securities and Exchange Commission, did not have an impact on the Company's operating revenues for any of the years presented. For the Company's financial services segment, income attributable to leveraged leases is initially recorded as unearned income and subsequently recognized as finance lease revenue over the terms of the respective leases at a constant after-tax rate of return on the positive net investment. Income attributable to direct finance leases is initially recorded as unearned income and subsequently recognized as finance lease revenue over the terms of the respective leases at a constant pre-tax rate of return on the net investment.

      During 2000, the Emerging Issues Task Force ("EITF") issued EITF No. 00-14, "Accounting for Certain Sales Incentives." EITF Issue No. 00-14 addresses the recognition, measurement and statement of earnings classification for certain sales incentives and will be effective in the second quarter of 2001. As a result, certain items previously included in cost of sales and in marketing, administration and research costs on the consolidated statement of earnings will be recorded as a reduction of operating revenues. The Company has determined that the impact of adoption or subsequent application of EITF Issue No. 00-14 will not have a material effect on its consolidated financial position or results of operations. Upon adoption, prior period amounts, which are not expected to be significant, will be reclassified to conform to the new requirements. In addition, the EITF issued EITF No. 00-10, "Accounting for Shipping and Handling Fees and Costs." EITF No. 00-10 addresses the statement of earnings classification of shipping and handling costs billed to customers and was effective for the fourth quarter of 2000. EITF No. 00-10 did not have an impact on the consolidated financial statements of the Company for any of the years presented.

   Hedging instruments:

      The Company utilizes certain financial instruments to manage its foreign currency, commodity and interest rate exposures. The Company does not engage in trading or other speculative use of these financial instruments. For a financial instrument to qualify as a hedge, the Company must be exposed to price, currency or interest rate risk, and the financial instrument must reduce the exposure and be designated as a hedge. Additionally, for hedges of anticipated transactions, the significant characteristics and expected terms of the anticipated transaction must be identified, and it must be probable that the anticipated transaction will occur. Financial instruments qualifying for hedge accounting must maintain a high correlation between the hedging instrument and the item being hedged, both at inception and throughout the hedged period.

      The Company uses forward contracts, options and swap agreements to mitigate its foreign currency exposure. The corresponding gains and losses on those contracts are deferred and included in the basis of the underlying hedged transactions when settled. Options are used to hedge anticipated transactions. Option premiums are recorded generally as other current assets on the consolidated balance sheets and amortized to interest and other debt expense, net, over the lives of the related

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

      options. The intrinsic values of options are recognized as adjustments to the related hedged items. If anticipated transactions were not to occur, any gains or losses would be recognized in earnings currently. Foreign currency and related interest rate swap agreements are used to hedge certain foreign currency net investments. Realized and unrealized gains and losses on foreign currency swap agreements that are effective as hedges of net assets in foreign subsidiaries are offset against currency translation adjustments as accumulated other comprehensive losses. The interest differential to be paid or received under the currency and related interest rate swap agreement is included in interest and other debt expense, net. Gains and losses on terminated foreign currency swap agreements, if any, are recorded in stockholders' equity as currency translation adjustments.

      Commodity futures and forward contracts are used by the Company to procure raw materials, primarily coffee, cocoa, sugar, milk, cheese, wheat and corn. Commodity futures and options are also used to hedge the price of certain commodities, primarily coffee and cocoa. Realized gains and losses on commodity futures, forward contracts and options are deferred as a component of inventories and are recognized when related raw material costs are charged to cost of sales. If the anticipated transaction were not to occur, the gain or loss would be recognized in earnings currently.

      The Company uses interest rate swaps to hedge certain interest rate exposures. The differential to be paid or received is accrued and recognized as interest expense. Any premium paid or received is amortized on a straight-line basis over the duration of the hedged instrument. If an interest rate swap agreement is terminated prior to maturity, the realized gain or loss is recognized over the remaining life of the agreement if the hedged amount remains outstanding, or immediately if the underlying hedged exposure does not remain outstanding. If the underlying exposure is terminated prior to the maturity of the interest rate swap, the unrealized gain or loss on the related interest rate swap is recognized in earnings currently.

      During 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging
      Activities," which had an initial adoption date of January 1, 2000.
      During 1999, the FASB postponed the required adoption date of SFAS No.
      133 until January 1, 2001. In addition, during 2000, the FASB issued
      SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which amends the requirements of SFAS No. 133.
      These standards require that all derivative financial instruments be recorded on consolidated balance sheets at fair value as either assets or liabilities. Changes in the fair value of derivatives will be recorded each period in earnings or other comprehensive earnings, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction.
      Gains and losses on derivative instruments reported in other comprehensive earnings will be reclassified as earnings in the periods in which earnings are affected by the hedged item. Initial adoption of these new standards on January 1, 2001 will have an insignificant impact on the Company's consolidated financial position and results of operations. Since the impact of SFAS No. 133 after adoption is dependent on future market rates and outstanding derivative positions, the Company cannot determine the impact that application subsequent to January 1, 2001 will have on its financial position or results of operations.

   Stock-based compensation:

      The Company accounts for employee stock compensation plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," which does not result in compensation cost.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

   Software costs:

      The Company capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use in accordance with Statement of Position No. 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which was adopted by the Company as of January 1, 1998. Capitalized software costs are amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed five years.

   Foreign currency translation:

      The Company translates the results of operations of its foreign subsidiaries using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. Currency translation adjustments are recorded as a component of stockholders' equity.

Note 2.  Divestitures:

   During 2000, the Company sold a French confectionery business for proceeds of $251 million, on which a pre-tax gain of $139 million was recorded. In addition, Miller Brewing Company ("Miller"), the Company's beer subsidiary, sold its rights to Molson trademarks in the United States for proceeds of $131 million, on which a pre-tax gain of $100 million was recorded. The aggregate proceeds received in divestiture transactions in 2000, including the sale of several small international food, domestic food and beer businesses, were $433 million, on which the Company recorded pre-tax gains of $274 million.

   During 1999, the Company sold several small international and domestic food businesses. The aggregate proceeds received in these transactions were $175 million, on which the Company recorded pre-tax gains of $62 million.

   The operating results of the businesses sold were not material to the Company's consolidated operating results in any of the periods presented. Pre-tax gains on these divestitures were included in marketing, administration and research costs in the Company's consolidated statements of earnings.

Note 3.  Acquisitions:

   Nabisco

   On December 11, 2000, the Company acquired all of the outstanding shares of Nabisco Holdings Corp. ("Nabisco") for $55 per share in cash. The purchase of the outstanding shares, retirement of employee stock options and other payments totaled approximately $15.2 billion. In addition, the acquisition included the assumption of approximately $4.0 billion of existing Nabisco debt. The acquisition was financed by the Company through the issuance of $9.2 billion of short-term obligations, $3.0 billion of short-term floating rate notes and $3.0 billion of available cash. The acquisition has been accounted for as a purchase. Nabisco's balance sheet has been consolidated with the Company as of December 31, 2000; however, Nabisco's earnings subsequent to December 11, 2000 have not been included in the consolidated operating results of the Company since such amounts were insignificant to consolidated operating results for the year ended
   December 31, 2000. The Company's interest cost on borrowings associated with acquiring Nabisco have been included in

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

   interest and other debt expense, net, on the Company's consolidated statement of earnings for the year ended December 31, 2000.

   In order to comply with United States of America trade regulations governing the acquisition, Nabisco sold its domestic dry packaged dessert and baking powder businesses, as well as its intense mints and gum businesses in December 2000. Since these businesses were sold at fair value, no gain or loss related to these sales was recorded in the Company's consolidated statement of earnings for the year ended December 31, 2000. In addition, the Company has determined that it will sell six additional Nabisco businesses that do not align strategically with the Company's food operations. The estimated net realizable value of these businesses, plus the estimated results of operations through anticipated sales dates throughout 2001, total $276 million and have been segregated as assets held for sale on the Company's consolidated balance sheet at December 31, 2000.

   The excess of the purchase price over the estimated fair value of the net assets purchased was approximately $16.8 billion and will be amortized over 40 years by the straight-line method. The allocation of excess purchase price is based upon preliminary estimates and assumptions and is subject to revision when appraisals and integration plans have been finalized. Accordingly, revisions to the allocation, which may be significant, will be reported in a future period as increases or decreases to amounts previously reported as goodwill, other intangible assets (including trade names), deferred income taxes and amortization of intangibles. At December 31, 2000, excess purchase price has been allocated to reflect current estimates as follows:

                                                                Increase (Decrease) to
                                                                 Excess Purchase Price
                                                                -----------------------

                                                                     (in millions)
      Purchase price                                                   $15,254
      Historical value of assets acquired and liabilities assumed       (1,271)
                                                                       -------
      Excess of purchase price over assets acquired and liabilities
           assumed at the date of acquisition                           16,525
      Adjustments for allocation of purchase price:
           Inventories                                                      (4)
           Property, plant and equipment                                   (45)
           Assets held for sale                                            (59)
           Other intangibles (primarily workforce)                        (100)
           Debt                                                             70
           Other, principally benefit plans                                561
           Deferred income taxes                                          (176)
                                                                       -------
      Unallocated excess purchase price at December 31, 2000           $16,772
                                                                       =======

   In addition to the above, the Company is evaluating plans to close up to 30 additional Nabisco domestic and international facilities, pending the completion of logistical studies. The closure of these facilities could result in additional severance and other exit liabilities (and a corresponding increase to excess purchase price) of $500 million to $600 million. These amounts will be recorded on the Company's consolidated balance sheet as adjustments to the excess purchase price when plans have been finalized and announced to employees.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

   The integration of Nabisco into the operations of Kraft Foods Inc. ("Kraft"), the Company's wholly-owned food subsidiary, may result in the closure of several existing Kraft plants. These actions could result in charges of $200 million to $300 million, which will be recorded as expense in the Company's consolidated statement of earnings in the period during which plans are finalized and announced.

   Had the acquisition of Nabisco occurred at the beginning of 2000 and 1999, pro forma operating revenues, net earnings, basic earnings per share and diluted earnings per share, after giving effect to the previously discussed preliminary allocation of excess purchase price, Nabisco businesses sold or to be sold and the interest expense on acquisition borrowings, would have been as follows for the years ended December 31, 2000 and 1999:

                                         2000                   1999
                                         ----                   ----
                                 (in millions, except per share data, unaudited)
   Operating revenues                 $88,503                 $86,138
   Net earnings                         7,958                   7,084
   Basic earnings per share              3.52                    2.96
   Diluted earnings per share            3.50                    2.95

   The pro forma results do not give effect to any synergies expected to result from the merger of Nabisco's operations with those of Kraft. Accordingly, the pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been consummated at the beginning of each year, nor are they necessarily indicative of future consolidated results.

   The Nabisco condensed balance sheet data at December 31, 2000, including the previously discussed preliminary allocations of excess purchase price, has been included in the Company's consolidated balance sheet at December 31, 2000, as follows:

                                                 (in millions)
   Assets
        Current assets                            $  1,840
        Property, plant and equipment                2,851
        Goodwill                                    16,772
        Other assets                                   909
                                                  --------
             Total assets                         $ 22,372
                                                  ========

   Liabilities
        Current liabilities                       $  2,242
        Long-term debt                               2,392
        Other long-term liabilities                  1,464
                                                  --------
             Total liabilities                    $  6,098
                                                  ========

   In 2001, Kraft plans to undertake an initial public offering ("IPO") of less than 20% of its common stock. If completed as anticipated, the IPO proceeds will be used to retire a portion of the debt incurred as a result of the acquisition of Nabisco.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

   Other Acquisitions

   During 2000, Kraft purchased the outstanding common stock of Balance Bar Co., a maker of energy and nutrition snack products. In a separate transaction, Kraft also acquired Boca Burger, Inc., a privately held manufacturer and marketer of soy-based meat alternatives. The total cost of these acquisitions was $358 million.

   During 1999, Philip Morris International ("PM International"), the Company's international tobacco subsidiary, increased its ownership interest in a Portuguese tobacco company from 65% to 90% at a cost of $70 million. PM International also increased its ownership interest in a Polish tobacco company from 75% to 96% at a cost of $104 million.

   During 1999, Miller purchased four trademarks from the Pabst Brewing Company ("Pabst") and the Stroh Brewery Company. Miller also agreed to increase its contract manufacturing of Pabst products. In addition, Miller assumed ownership of the Pabst brewery in Tumwater, Washington. The total cost of the four trademarks and the brewery was $189 million.

   During 1998, Philip Morris Incorporated ("PM Inc."), the Company's domestic tobacco subsidiary, paid $150 million for options to purchase the voting and non-voting common stock of a company (the "acquiree"), the sole assets of which are three U.S. cigarette trademarks, L&M, Lark and Chesterfield. During 1999, PM Inc. completed the acquisition. Including the $150 million paid in December 1998, the total acquisition price was approximately $300 million.

   The effects of these and other smaller acquisitions were not material to the Company's consolidated financial position or results of operations in any of the periods presented.

Note 4.  Inventories:

   The cost of approximately 52% and 47% of inventories in 2000 and 1999, respectively, was determined using the LIFO method. The stated LIFO amounts of inventories were approximately $0.8 billion lower than the current cost of inventories at December 31, 2000 and 1999.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 5.  Short-Term Borrowings and Borrowing Arrangements:

   At December 31, the Company's short-term borrowings and related average interest rates consisted of the following:

                                        2000                           1999
                                  ---------------------       ----------------------
                                                   (in millions)
                                                Average                      Average
                                    Amount     Year-End         Amount      Year-End
                                  Outstanding    Rate         Outstanding     Rate
                                  -----------  --------       -----------   --------
   Consumer products:
      Bank loans                   $   368       9.3%          $  676         8.8%
      Commercial paper               9,805       6.7
      Amount reclassified
         as long-term debt          (7,007)                       (35)
                                   -------                     ------
                                   $ 3,166                     $  641
                                   =======                     ======

   Financial services:
      Commercial paper             $ 1,027       6.6%
                                   =======

   The fair values of the Company's short-term borrowings at December 31, 2000 and 1999, based upon current market interest rates, approximate the amounts disclosed above.

   The Company and its subsidiaries maintain credit facilities with a number of lending institutions, amounting to approximately $19.1 billion at December 31, 2000. Approximately $18.7 billion of these facilities were unused at December 31, 2000. Certain of these facilities, used to support commercial paper borrowings, are available for acquisitions and other corporate purposes and require the maintenance of a fixed charges coverage ratio.
   The Company's credit facilities include a $9.0 billion, 364-day revolving credit facility, entered into in October 2000, in connection with the acquisition of Nabisco, and a term revolving credit facility for $8.0 billion. The term revolving credit facility expires in October 2002 and enables the Company to reclassify short-term debt on a long-term basis. Approximately $7.0 billion of short-term borrowings that the Company intends to refinance were reclassified as long-term debt.

   During 2001, Kraft intends to undertake an IPO of less than 20% of its common stock. If completed as anticipated, the IPO proceeds from the sale of Kraft stock will be used to retire a portion of the short-term borrowings used to purchase Nabisco, some of which have been reclassified as long-term debt.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 6.  Long-Term Debt:

   At December 31, 2000 and 1999, the Company's long-term debt consisted of the following:

                                                                2000        1999
                                                              --------    --------
                                                                 (in millions)
   Consumer products:
      Short-term borrowings, reclassified as long-term
         debt                                               $    7,007    $     35
      Notes, 6.00% to 9.25% (average effective
         rate 7.13%), due through 2035                          12,901       8,315
      Debentures, 6.00% to 8.50%
         (average effective rate 9.44%),
         $1.6 billion face amount, due through 2027              1,500       1,471
      Foreign currency obligations:
         Euro, 4.50% to 5.63%
           (average effective rate 5.07%), due through 2008      1,881       2,103
         German mark, 5.63%, due 2002                              143         319
         Other foreign                                             193         278
      Other                                                        405         360
                                                              --------    --------
                                                                24,030      12,881
      Less current portion of long-term debt                    (5,775)     (1,601)
                                                              --------    --------
                                                              $ 18,255    $ 11,280
                                                              ========    ========

   Financial services:
      Eurodollar bonds, 7.50%, due 2009                       $    497    $    497
      Foreign currency obligations:
         French franc, 6.88%, due 2006                             141         158
         German mark, 6.50% and 5.38%
          (average effective rate 5.89%),
          due 2003 and 2004                                        261         291
                                                              --------    --------
                                                              $    899    $    946
                                                              ========    ========

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Aggregate maturities of long-term debt, excluding short-term borrowings reclassified as long-term debt, are as follows:

                                Consumer products          Financial services
                                -----------------          ------------------
                                                (in millions)
         2001                           $5,775
         2002                            1,749
         2003                            1,596                    $ 119
         2004                              992                      142
         2005                            1,805
         2006-2010                       3,716                      638
         2011-2015                         643
         Thereafter                        821

     Based on market quotes, where available, or interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities, the aggregate fair value of consumer products and financial services long-term debt, including the current portion of long-term debt, at December 31, 2000 and 1999, was $24.9 billion and $13.5 billion, respectively.

Note 7.  Capital Stock:

     Shares of authorized common stock are 12 billion; issued, repurchased and outstanding were as follows:

                                              Shares          Shares        Net Shares
                                              Issued        Repurchased     Outstanding
                                           ------------     -----------    --------------
     Balances, January 1, 1998             2,805,961,317    (380,474,028)  2,425,487,289

     Exercise of stock options and
        issuance of other stock awards                        11,501,286      11,501,286
     Repurchased                                              (6,454,000)     (6,454,000)
                                           -------------    ------------   -------------
         Balances, December 31, 1998       2,805,961,317    (375,426,742)  2,430,534,575

     Exercise of stock options and
        issuance of other stock awards                         4,614,412       4,614,412
     Repurchased                                             (96,629,246)    (96,629,246)
                                           -------------    ------------   -------------
         Balances, December 31, 1999       2,805,961,317    (467,441,576)  2,338,519,741

     Exercise of stock options and
        issuance of other stock awards                         7,938,869       7,938,869
     Repurchased                                            (137,562,230)   (137,562,230)
                                           -------------    ------------   -------------
         Balances, December 31, 2000       2,805,961,317    (597,064,937)  2,208,896,380
                                           =============    ============   =============

     At December 31, 2000, 269,011,330 shares of common stock were reserved for stock options and other stock awards under the Company's stock plans, and 10 million shares of Serial Preferred Stock, $1.00 par value, were authorized, none of which have been issued.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 8.  Stock Plans:

     Under the Philip Morris 1997 Performance Incentive Plan (the "1997 Plan"), the Company may grant to eligible employees stock options, stock appreciation rights, restricted stock, reload options and other stock-based awards, as well as cash-based annual and long-term incentive awards. Up to 120 million shares of common stock may be issued under the 1997 Plan, of which no more than 36 million shares may be awarded as restricted stock. Shares available to be granted under the 1997 Plan at December 31, 2000 were 22,944,839.

     In 2000, the Company's Board of Directors adopted, and the stockholders approved, the Philip Morris 2000 Performance Incentive Plan (the "2000 Plan"). The 2000 Plan is intended to replace the 1997 Plan when all shares available for issuance under the 1997 Plan have been issued or are subject to outstanding awards. No shares will be issued under the 2000 Plan until the remaining shares under the 1997 Plan are used.
     Under the 2000 Plan, the Company may grant to eligible employees stock options, stock appreciation rights, restricted stock, reload options and other stock-based awards, as well as cash-based annual and long-term incentive awards. Up to 110 million shares of common stock may be issued under the 2000 Plan, of which no more than 27.5 million shares may be awarded as restricted stock. Also in 2000, the Company's Board of Directors adopted, and the stockholders approved, the 2000 Stock Compensation Plan for Non-Employee Directors (the "2000 Directors Plan"). Under the 2000 Directors Plan, only members of the Board of Directors who are not employees of the Company or its subsidiaries are granted awards. Up to one million shares of common stock may be awarded under the 2000 Directors Plan. Shares available to be granted under the 2000 Plan and 2000 Directors Plan at December 31, 2000 were 110,000,000 and 874,693, respectively.

     Stock options are granted at an exercise price of not less than fair value on the date of the grant. Stock options granted under the 1997 Plan, the 2000 Plan or the 2000 Directors Plan (collectively, "the Plans") generally become exercisable on the first anniversary of the grant date and have a maximum term of ten years.

     The Company applies the intrinsic value-based methodology in accounting for the Plans. Accordingly, no compensation expense has been recognized other than for restricted stock awards. Had compensation cost for stock option awards under the Plans been determined by using the fair value at the grant date, the Company's net earnings and basic and diluted earnings per share ("EPS") would have been $8,389 million, $3.71 and $3.69, respectively, for the year ended December 31, 2000; $7,582 million, $3.17 and $3.16, respectively, for the year ended December 31, 1999; and $5,280 million, $2.17 and $2.16, respectively, for the year ended December 31, 1998. The foregoing impact of compensation cost was determined using a modified Black-Scholes methodology and the following assumptions:

                                    Weighted
                                     Average                           Expected
                    Risk-Free       Expected          Expected         Dividend            Fair Value
                  Interest Rate       Life           Volatility          Yield           At Grant Date
                  -------------     --------         ----------        --------          -------------
         2000       6.57%           5 years            31.73%            8.98%               $ 3.22
         1999       5.81            5                  26.06             4.41                  8.21
         1998       5.52            5                  23.83             4.03                  7.78

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS


     Option activity was as follows for the years ended December 31, 1998, 1999 and 2000:

                                                                                    Weighted
                                                        Shares Subject               Average             Options
                                                          to Option               Exercise Price       Exercisable
                                                        --------------            --------------       -----------
     Balance at January 1, 1998                            83,645,559                $29.13             67,827,399

         Options granted                                   18,652,100                 39.74
         Options exercised                                (12,042,497)                22.56
         Options canceled                                  (3,051,498)                31.74
                                                        -------------
     Balance at December 31, 1998                          87,203,664                 32.21             68,864,594

         Options granted                                   22,154,585                 39.87
         Options exercised                                 (5,665,611)                20.37
         Options canceled                                  (3,386,670)                30.08
                                                        -------------
     Balance at December 31, 1999                         100,305,968                 34.65             78,423,023

         Options granted                                   41,535,255                 21.47
         Options exercised                                 (5,263,363)                21.16
         Options canceled                                  (3,578,922)                32.87
                                                         ------------
     Balance at December 31, 2000                         132,998,938                 31.11             92,266,885
                                                         ============

     The weighted average exercise prices of options exercisable at December 31, 2000, 1999 and 1998 were $35.30, $33.19 and $30.21, respectively.

     The following table summarizes the status of stock options outstanding and exercisable as of December 31, 2000 by range of exercise price:

                                          Options Outstanding                               Options Exercisable
                           --------------------------------------------------           ----------------------------
                                                  Average           Weighted                               Weighted
         Range of                                Remaining           Average                                Average
         Exercise            Number             Contractual         Exercise              Number           Exercise
          Prices           Outstanding             Life               Price             Exercisable          Price
        ----------         -----------          ----------          ---------           -----------        ---------
      $16.35 - $22.09        47,685,580          8  years            $20.80               7,744,510          $17.99
       24.52 -  34.90        29,367,639          4                    29.35              29,100,072           29.31
       35.75 -  40.00        41,998,194          7                    39.81              41,474,778           39.84
       41.62 -  58.72        13,947,525          6                    43.90              13,947,525           43.90
                            -----------                                                  ----------
                            132,998,938                                                  92,266,885
                            ===========                                                  ==========

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

     The Company may grant shares of restricted stock and rights to receive shares of stock to eligible employees, giving them in most instances all of the rights of stockholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights. Such shares and rights are subject to forfeiture if certain employment conditions are not met. During 2000, 1999 and 1998, the Company granted 3,473,270, 100,000 and 603,650 shares, respectively, of restricted stock to eligible U.S.-based employees and also issued to eligible non-U.S. employees rights to receive 1,717,640, 125,000 and 120,500 equivalent shares, respectively. At December 31, 2000, restrictions on the stock, net of forfeitures, lapse as follows: 2001-62,500 shares; 2002-6,363,060 shares; 2003-289,250 shares; 2004-126,000 shares; and
     2005 and thereafter-417,000 shares.

     The fair value of the restricted shares and rights at the date of grant is amortized to expense ratably over the restriction period. The Company recorded compensation expense related to restricted stock and other stock awards of $84 million, $9 million and $34 million for the years ended December 31, 2000, 1999 and 1998, respectively. The unamortized portion, which is reported as a reduction of earnings reinvested in the business, was $83 million and $47 million at December 31, 2000 and 1999, respectively.

Note 9.  Earnings per Share:

     Basic and diluted EPS were calculated using the following for the years ended December 31, 2000, 1999 and 1998:

                                                          2000       1999       1998
                                                         ------     ------     ------
                                                               (in millions)
     Net earnings                                        $8,510     $7,675     $5,372
                                                         ======     ======     ======

     Weighted average shares for basic EPS                2,260      2,393      2,429

     Plus incremental shares from conversions:
        Restricted stock and stock rights                     4          2          1
        Stock options                                         8          8         16
                                                         ------     ------     ------

     Weighted average shares for diluted EPS              2,272      2,403      2,446
                                                         ======     ======     ======

     In 2000, 1999, and 1998, options on 69 million, 47 million and 15 million shares of common stock, respectively, were not included in the calculation of weighted average shares for diluted EPS because the effect of their inclusion would be antidilutive.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 10.  Pre-tax Earnings and Provision for Income Taxes:

     Pre-tax earnings and provision for income taxes consisted of the following for the years ended December 31, 2000, 1999 and 1998:

                                               2000         1999          1998
                                             --------     --------      --------
                                                        (in millions)
     Pre-tax earnings:
         United States                            $  9,264     $  8,495      $  5,134
         Outside United States                       4,696        4,200         3,953
                                                  --------     --------      --------
     Total pre-tax earnings                       $ 13,960     $ 12,695      $  9,087
                                                  ========     ========      ========

     Provision for income taxes:
         United States federal:
              Current                             $  2,571     $  2,810      $  1,614
              Deferred                                 736          280           171
                                                  --------     --------      --------
                                                     3,307        3,090         1,785
         State and local                               552          485           350
                                                  --------     --------      --------
         Total United States                         3,859        3,575         2,135
                                                  --------     --------      --------

         Outside United States:
              Current                                1,321        1,581         1,475
              Deferred                                 270         (136)          105
                                                  --------     --------      --------
         Total outside United States                 1,591        1,445         1,580
                                                  --------     --------      --------

     Total provision for income taxes             $  5,450     $  5,020      $  3,715
                                                  ========     ========      ========

     At December 31, 2000, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $4.7 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested. If these amounts were not considered permanently reinvested, additional deferred income taxes of approximately $242 million would have been provided.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2000, 1999 and 1998:

                                                        2000       1999       1998
                                                       ------     ------     ------
     U.S. federal statutory rate                         35.0%      35.0%      35.0%
     Increase (decrease) resulting from:
          State and local income taxes, net of
            federal tax benefit                           2.6        2.5        2.5
          Rate differences - foreign operations          (1.0)      (0.3)      (0.2)
          Goodwill amortization                           1.3        1.4        2.0
          Other                                           1.1        0.9        1.6
                                                       ------     ------     ------
     Effective tax rate                                  39.0%      39.5%      40.9%
                                                       ======     ======     ======

The tax effects of temporary differences that gave rise to consumer products deferred income tax assets and liabilities consisted of the following at December 31, 2000 and 1999:

                                                              2000       1999
                                                             -------    -------
                                                                (in millions)
Deferred income tax assets:
    Accrued postretirement and postemployment benefits       $ 1,421    $ 1,200
    Settlement charges                                           964        854
    Other                                                        591        959
                                                             -------    -------
    Total deferred income tax assets                           2,976      3,013
                                                             -------    -------

Deferred income tax liabilities:
    Property, plant and equipment                             (2,260)    (1,851)
    Prepaid pension costs                                       (628)      (447)
                                                             -------    -------
    Total deferred income tax liabilities                     (2,888)    (2,298)
                                                             -------    -------

Net deferred income tax assets                               $    88    $   715
                                                             =======    =======

Financial services deferred income tax liabilities are primarily attributable to temporary differences from investments in finance leases.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 11.  Segment Reporting:

     The Company's products include cigarettes, food (consisting principally of beverages, cheese, snacks, convenient meals and various packaged grocery products) and beer. A subsidiary of the Company, Philip Morris Capital Corporation, invests in leveraged and direct finance leases, other tax-oriented financing transactions and third-party financings. These products and services constitute the Company's reportable segments of domestic tobacco, international tobacco, North American food, international food, beer and financial services.

     The Company's management reviews operating companies income to evaluate segment performance and allocate resources. Operating companies income for the reportable segments excludes general corporate expenses, minority interest and amortization of goodwill. Interest and other debt expense, net (consumer products), and provision for income taxes are centrally managed at the corporate level and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by the Company's management. The Company's assets are managed on a worldwide basis by major products and, accordingly, asset information is reported for the tobacco, food, beer and financial services segments. Goodwill and related amortization are principally attributable to the food businesses. Other assets consist primarily of cash and cash equivalents. The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies. Effective in 2000, managerial responsibility for the Company's food operations in Mexico and Puerto Rico was transferred from the international food segment to the North American food segment. Accordingly, all prior period amounts have been reclassified to reflect the transfer.

     Reportable segment data were as follows:

                                                     For the years ended December 31,
                                                    ---------------------------------
                                                      2000         1999         1998
                                                    -------      -------      -------
                                                              (in millions)
     Operating revenues:
         Domestic tobacco                           $22,658      $19,596      $15,310
         International tobacco                       26,374       27,506       27,390
         North American food                         18,461       17,897       17,640
         International food                           8,071        8,900        9,671
         Beer                                         4,375        4,342        4,105
         Financial services                             417          355          275
                                                    -------      -------      -------
             Total operating revenues               $80,356      $78,596      $74,391
                                                    =======      =======      =======

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                                For the years ended December 31,
                                               --------------------------------
                                                 2000        1999        1998
                                               --------    --------    --------
                                                         (in millions)
Operating companies income:
    Domestic tobacco                           $  5,350    $  4,865    $  1,489
    International tobacco                         5,211       4,968       5,029
    North American food                           3,547       3,190       3,128
    International food                            1,208       1,063       1,054
    Beer                                            650         511         451
    Financial services                              262         228         183
                                               --------    --------    --------
        Total operating companies income         16,228      14,825      11,334
    Amortization of goodwill                       (591)       (582)       (584)
    General corporate expenses                     (831)       (627)       (645)
    Minority interest                              (127)       (126)       (128)
                                               --------    --------    --------
        Total operating income                   14,679      13,490       9,977
    Interest and other debt expense, net           (719)       (795)       (890)
                                               --------    --------    --------
        Total earnings before income taxes     $ 13,960    $ 12,695    $  9,087
                                               ========    ========    ========

During 1999, PM Inc. announced plans to phase out cigarette production capacity at its Louisville, Kentucky, manufacturing plant by August 2000 (the "Louisville Closure"). PM Inc. recorded pre-tax charges of $183 million during 1999. These charges, which are in marketing, administration and research costs in the consolidated statement of earnings for the domestic tobacco segment, included enhanced severance, pension and postretirement benefits for approximately 1,500 hourly and salaried employees. Severance benefits, which were either paid in a lump sum or as income protection payments over a period of time, commenced upon termination of employment. Payments of enhanced pension and postretirement benefits are being made over the remaining lives of the former employees in accordance with the terms of the related benefit plans. All operating costs of the manufacturing plant, including increased depreciation, were charged to expense as incurred during the closing period. As of June 30, 2000, the facility was closed. As of December 31, 2000, the remaining liability of approximately $50 million is comprised of severance, substantially all of which will be paid in the first six months of 2001 in accordance with the Company's plans. During 1998, PM Inc. recorded pre-tax charges of $319 million, principally for voluntary separation, early retirement and severance programs. The 1998 charges were primarily for enhanced pension and postretirement benefits for the approximately 2,100 hourly and salaried employees at various operating locations who elected to participate in the program. Benefit payments were made in accordance with the provisions of the related pension and postretirement benefit plans. Operating companies income for the domestic tobacco segment also included pre-tax tobacco litigation settlement charges of $3,381 million for the year ended December 31, 1998.

During 1999, Kraft Foods North America ("Kraft N.A.") announced that it was offering voluntary retirement incentive or separation programs to certain eligible hourly and salaried employees in the United States (the "Kraft Separation Programs"). Employees electing to terminate employment under the terms of the Kraft Separation Programs were entitled to enhanced retirement or severance benefits. Approximately 1,100 hourly and salaried employees accepted the benefits offered by these programs and elected to retire or terminate. As a result, Kraft N.A. recorded a pre-tax charge of $157 million during 1999. This charge was included in marketing, administration and research costs in the consolidated statement of earnings for the North American food segment. Payments of pension and postretirement benefits are made in accordance with the terms of the applicable benefit plans. Severance benefits, which were paid over a period of time, commenced upon dates of termination that ranged from April 1999 to March 2000. The program was completed during 2000.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

     Salary and related benefit costs of employees prior to the retirement or termination date were expensed as incurred.

     During 1999, PM International announced the closure of a cigarette factory and the corresponding reduction of cigarette production capacity in Brazil. Prior to the factory closure, existing employees were offered voluntary dismissal benefits. These benefits were accepted by half of the approximately 1,000 employees at the facility. During the third quarter of 1999, the factory was closed and the remaining employees were terminated. PM International recorded a pre-tax charge of $136 million in marketing, administration and research costs in the consolidated statement of earnings of the international tobacco segment to write down the tobacco machinery and equipment no longer in use and to recognize the cost of severance benefits. As of December 31, 2000, the remaining liability of approximately $4 million is comprised principally of severance.

     Miller recorded a pre-tax charge of $29 million in marketing, administration and research costs in the consolidated statement of earnings of the beer segment in 1999 to write down the book value of three brewing facilities to their estimated fair values. During 2000, one of the facilities was closed, while the remaining two facilities were sold.

     General corporate expenses for the year ended December 31, 1998 included pre-tax charges of $116 million related to the settlement of shareholder litigation and $18 million for separation programs covering approximately 100 hourly and salaried employees at the Company's corporate headquarters.

     See Notes 2 and 3 regarding divestitures and acquisitions.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                                  For the years ended December 31,
                                                  --------------------------------
                                                     2000       1999       1998
                                                   -------    -------    -------
                                                           (in millions)
     Depreciation expense:
         Domestic tobacco                          $   202    $   212    $   216
         International tobacco                         277        278        267
         North American food                           310        286        271
         International food                            189        205        223
         Beer                                          118        114        108
                                                   -------    -------    -------
                                                     1,096      1,095      1,085
         Other                                          30         25         21
                                                   -------    -------    -------
            Total depreciation expense             $ 1,126    $ 1,120    $ 1,106
                                                   =======    =======    =======

     Assets:
         Tobacco                                   $15,687    $16,241    $16,395
         Food                                       52,071     30,336     31,391
         Beer                                        1,751      1,769      1,503
         Financial services                          8,402      7,711      6,480
                                                   -------    -------    -------
                                                    77,911     56,057     55,769
         Other                                       1,156      5,324      4,151
                                                   -------    -------    -------
             Total assets                          $79,067    $61,381    $59,920
                                                   =======    =======    =======

     Capital expenditures:
         Domestic tobacco                          $   156    $   122    $   217
         International tobacco                         410        561        588
         North American food                           588        575        545
         International food                            318        285        296
         Beer                                          135        165        129
                                                   -------    -------    -------
                                                     1,607      1,708      1,775
         Other                                          75         41         29
                                                   -------    -------    -------
             Total capital expenditures            $ 1,682    $ 1,749    $ 1,804
                                                   =======    =======    =======

     The Company's operations outside the United States, which are principally in the tobacco and food businesses, are organized into geographic regions within each segment, with Europe being the most significant. Total tobacco and food segment revenues attributable to customers located in Germany, the Company's largest European market, were $7.6 billion, $8.9 billion and $9.2 billion for the years ended December 31, 2000, 1999 and 1998, respectively.

     Geographic data for operating revenues and long-lived assets (which consist of all financial services assets and non-current consumer products assets, other than goodwill and other intangible assets) were as follows:

                                                  For the years ended December 31,
                                                  ---------------------------------
                                                   2000         1999         1998
                                                  -------      -------      -------
                                                            (in millions)
    Operating revenues:
       United States - domestic                   $43,951      $40,287      $35,432
                     - export                       4,354        5,046        6,005
       Europe                                      23,454       25,103       25,169
       Other                                        8,597        8,160        7,785
                                                  -------      -------      -------
           Total operating revenues               $80,356      $78,596      $74,391
                                                  =======      =======      =======

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                                   For the years ended December 31,
                                                   ---------------------------------
                                                     2000        1999         1998
                                                   -------      -------      -------
                                                            (in millions)
    Long-lived assets:
        United States                              $21,314      $17,263      $15,616
        Europe                                       4,020        4,143        4,159
        Other                                        3,405        2,201        2,349
                                                   -------      -------      -------
        Total long-lived assets                    $28,739      $23,607      $22,124
                                                   =======      =======      =======

Note 12. Benefit Plans:

     The Company and its subsidiaries sponsor noncontributory defined benefit pension plans covering substantially all U.S. employees. Pension coverage for employees of the Company's non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. In addition, the Company and its U.S. and Canadian subsidiaries provide health care and other benefits to substantially all retired employees. Health care benefits for retirees outside the United States and Canada are generally covered through local government plans.

Pension Plans

     Net pension cost (income) consisted of the following for the years ended December 31, 2000, 1999 and 1998:

                                                                   U.S. Plans                    Non-U.S. Plans
                                                           --------------------------      -------------------------
                                                            2000       1999      1998       2000      1999     1998
                                                            ----       ----      ----       ----      ----     ----
                                                                                  (in millions)
     Service cost                                          $ 142      $ 152     $ 156       $  93   $  102   $   91
     Interest cost                                           455        436       406         157      162      165
     Expected return on plan assets                         (799)      (766)     (615)       (175)    (168)    (150)
     Amortization:
       Net gain on adoption of SFAS No. 87                   (22)       (23)      (24)
       Unrecognized net loss (gain) from
          experience differences                             (53)       (22)                   (3)       3       (4)
       Prior service cost                                     21         19        15           5        6        6
     Termination, settlement and curtailment                 (34)        22       251
                                                           -----      -----     -----      ------    -----    ------
        Net pension cost (income)                          $(290)     $(182)    $ 189      $   77    $ 105    $ 108
                                                           =====      =====     =====      ======    =====    =====

     During 2000, 1999 and 1998, employees left the Company under early retirement and workforce reduction programs instituted in 1999 and 1998. This resulted in settlement gains of $34 million in 2000, additional termination benefits of $128 million, net of settlement and curtailment gains of $106 million in 1999, and additional termination benefits and curtailment losses of $279 million, net of settlement gains of $28 million in 1998.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The changes in benefit obligations and plan assets, as well as the funded status of the Company's pension plans at December 31, 2000 and 1999, were as follows:

                                                      U.S. Plans            Non-U.S. Plans
                                                 --------------------    --------------------
                                                   2000        1999        2000        1999
                                                 --------    --------    --------    --------
                                                                 (in millions)
Benefit obligation at January 1                  $  5,795    $  6,220    $  3,037    $  3,201
  Service cost                                        142         152          93         102
  Interest cost                                       455         436         157         162
  Benefits paid                                      (464)       (693)       (138)       (155)
  Acquisitions                                      1,463                     236
  Termination, settlement and curtailment              11         210
  Actuarial (gains) losses                            175        (597)         66         (34)
  Currency                                                                   (301)       (272)
  Other                                                25          67          33          33
                                                 --------    --------    --------    --------
Benefit obligation at December 31                   7,602       5,795       3,183       3,037
                                                 --------    --------    --------    --------

Fair value of plan assets at January 1              9,621       8,703       2,372       2,248
  Actual return on plan assets                       (350)      1,240         220         252
  Contributions                                       333         309          58          88
  Benefits paid                                      (480)       (649)       (107)       (112)
  Acquisitions                                      1,226                     265
  Currency                                                                   (192)       (194)
  Actuarial gains (losses)                             (8)         18          60          90
                                                 --------    --------    --------    --------
Fair value of plan assets at December 31           10,342       9,621       2,676       2,372
                                                 --------    --------    --------    --------

Excess (deficit) of plan assets versus benefit
 obligations at December 31                         2,740       3,826        (507)       (665)
  Unrecognized actuarial gains                     (1,167)     (2,573)       (145)        (92)
  Unrecognized prior service cost                     152         148          46          37
  Unrecognized net transition obligation              (11)        (34)          9          10
                                                 --------    --------    --------    --------
Net prepaid pension asset (liability)            $  1,714    $  1,367    $   (597)   $   (710)
                                                 ========    ========    ========    ========

The combined U.S. and non-U.S. pension plans resulted in a net prepaid pension asset of $1.1 billion and $657 million at December 31, 2000 and 1999, respectively. These amounts were recognized in the Company's consolidated balance sheets at December 31, 2000 and 1999, as other assets of $2.6 billion and $2.2 billion, respectively, for those plans in which plan assets exceeded their accumulated benefit obligations, and as other liabilities of $1.5 billion in each year, for those plans in which the accumulated benefit obligations exceeded their plan assets.

For U.S. plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $1,485 million, $1,283 million and $926 million, respectively, as of December 31, 2000, and $305 million, $242 million and $25 million, respectively, as of December 31, 1999. For non-U.S. plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $895 million, $804 million and $49 million, respectively, as of December 31, 2000, and $1,020 million, $917 million and $97 million, respectively, as of December 31, 1999.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The following weighted-average assumptions were used to determine the Company's obligations under the plans:

                                              U.S. Plans          Non-U.S. Plans
                                          ------------------    ------------------
                                           2000       1999       2000       1999
                                          -------    -------    -------    -------
Discount rate                               7.75%      7.75%      5.52%      5.58%
Expected rate of return on plan assets      9.00       9.00       7.93       7.95
Rate of compensation increase               4.50       4.50       3.81       3.71

The Company and certain of its subsidiaries sponsor deferred profit-sharing plans covering certain salaried, non-union and union employees. Contributions and costs are determined generally as a percentage of pre-tax earnings, as defined by the plans. Certain other subsidiaries of the Company also maintain defined contribution plans. Amounts charged to expense for defined contribution plans totaled $211 million, $198 million and $201 million in 2000, 1999 and 1998, respectively.

Postretirement Benefit Plans

Net postretirement health care costs consisted of the following for the years ended December 31, 2000, 1999 and 1998:

                                                        2000     1999     1998
                                                        -----    -----    -----
                                                            (in millions)
Service cost                                            $  51    $  56    $  56
Interest cost                                             199      188      182
Amortization:
   Unrecognized net gain from experience differences       (8)      (3)      (3)
   Unrecognized prior service cost                        (12)     (12)     (12)
Other expense                                                       23       30
                                                        -----    -----    -----
     Net postretirement health care costs               $ 230    $ 252    $ 253
                                                        =====    =====    =====

During 1999 and 1998, the Company instituted early retirement and workforce reduction programs. These actions resulted in curtailment losses of $23 million in 1999 and additional postretirement health care costs of $20 million and curtailment losses of $10 million in 1998, all of which are included in other expense above.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The Company's postretirement health care plans are not funded. The changes in the benefit obligations of the plans at December 31, 2000 and 1999 were as follows:

                                                                2000       1999
                                                               -------    -------
                                                                 (in millions)
  Accumulated postretirement benefit obligation at January 1   $ 2,529    $ 2,771
   Service cost                                                     51         56
   Interest cost                                                   199        188
   Benefits paid                                                  (161)      (142)
   Acquisitions                                                    633
   Termination, settlement and curtailment                                     45
   Plan amendments                                                   2         (8)
   Actuarial losses (gains)                                         70       (381)
                                                               -------    -------
  Accumulated postretirement benefit obligation at December 31   3,323      2,529

   Unrecognized actuarial gains                                     41        159
   Unrecognized prior service cost                                  76         90
                                                               -------    -------
  Accrued postretirement health care costs                     $ 3,440    $ 2,778
                                                               =======    =======

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation for U.S. plans was 7.0% in 1999, 6.5% in 2000 and 6.0% in 2001, gradually declining to 5.0% by the year 2003 and remaining at that level thereafter. For Canadian plans, the assumed health care cost trend rate was 9.0% in 1999, 8.0% in 2000 and 7.0% in 2001, gradually declining to 4.0% by the year 2004 and remaining at that level thereafter. A one-percentage-point increase in the assumed health care cost trend rates for each year would increase the accumulated postretirement benefit obligation as of December 31, 2000, and postretirement health care cost (service cost and interest cost) for the year then ended by approximately 9.4% and 12.0%, respectively. A one-percentage-point decrease in the assumed health care cost trend rates for each year would decrease the accumulated postretirement benefit obligation as of December 31, 2000, and postretirement health care cost (service cost and interest cost) for the year then ended by approximately 7.7% and 9.6%, respectively.

The accumulated postretirement benefit obligations for U.S. plans at December 31, 2000 and 1999, were determined using assumed discount rates of 7.75%. The accumulated postretirement benefit obligations for Canadian plans at December 31, 2000 and 1999, were determined using assumed discount rates of 7.0%.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Postemployment Benefit Plans

The Company and certain of its affiliates sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working life of the covered employees. Net postemployment costs consisted of the following for the years ended December 31, 2000, 1999 and 1998:

                                                        2000      1999      1998
                                                        ----      ----      ----
                                                             (in millions)
Service cost                                            $ 26      $ 24      $ 25
Amortization of unrecognized net loss                      6         2         5
Other expense                                                      161        30
                                                        ----      ----      ----
     Net postemployment costs                           $ 32      $187      $ 60
                                                        ====      ====      ====

The Company instituted workforce reduction programs in its tobacco and North American food operations in 1999 and in its domestic tobacco operations in 1998. These actions resulted in incremental postemployment costs, which are shown as other expense above.

The Company's postemployment plans are not funded. The changes in the benefit obligations of the plans at December 31, 2000 and 1999 were as follows:

                                                              2000        1999
                                                              -----       -----
                                                                (in millions)
Accumulated benefit obligation at January 1                 $ 638       $ 602
 Service cost                                                  26          24
 Benefits paid                                               (161)       (149)
 Acquisitions                                                  74
 Actuarial losses                                              79
 Other expense                                                            161
                                                            -----       -----
Accumulated benefit obligation at December 31                 656         638

 Unrecognized actuarial gains (losses)                        (89)          5
                                                            -----       -----
Accrued postemployment costs                                $ 567       $ 643
                                                            =====       =====

The accumulated benefit obligation was determined using an assumed ultimate annual turnover rate of 0.3% in 2000 and 1999, assumed compensation cost increases of 4.5% in 2000 and 1999, and assumed benefits as defined in the respective plans. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 13.  Additional Information:

                                                 For the years ended December 31,
                                                 --------------------------------
                                                    2000       1999       1998
                                                  -------    -------    -------
                                                          (in millions)
   Research and development expense               $   538    $   522    $   506
                                                  =======    =======    =======

   Advertising expense                            $ 2,353    $ 2,301    $ 2,416
                                                  =======    =======    =======

   Interest and other debt expense, net:
       Interest expense                           $ 1,078    $ 1,100    $ 1,144
       Interest income                               (359)      (305)      (254)
                                                  -------    -------    -------
                                                  $   719    $   795    $   890
                                                  =======    =======    =======
   Interest expense of financial services
       operations included in cost of sales       $    96    $    89    $    77
                                                  =======    =======    =======

   Rent expense                                   $   441    $   467    $   429
                                                  =======    =======    =======

Note 14.  Financial Instruments:

   Derivative financial instruments

   The Company operates internationally, with manufacturing and sales facilities in various locations around the world. Derivative financial instruments are used by the Company for purposes other than trading, principally to reduce exposures to market risks resulting from fluctuations in interest rates and foreign exchange rates by creating offsetting exposures. The Company is not a party to leveraged derivatives.

   The Company has foreign currency and related interest rate swap agreements that were executed to reduce the Company's borrowing costs and serve as hedges of the Company's net assets in foreign subsidiaries, principally those denominated in Swiss francs. At December 31, 2000 and 1999, the aggregate notional principal amounts of those agreements were $2.4 billion and $3.4 billion, respectively. Aggregate maturities at December 31, 2000 were as follows (in millions): 2002, $148; 2003, $146; 2004, $229; 2006,
   $839; and 2008, $1,010. The local currency notional amount, which is used to calculate interest payments that are exchanged over the life of the swap transaction, is equal to the amount of foreign currency or dollar principal to be exchanged at maturity.

   Forward foreign exchange contracts and foreign currency options are used by the Company to reduce the effect of fluctuating foreign currencies on foreign currency denominated intercompany and third-party transactions. At December 31, 2000 and 1999, the Company had option and forward foreign exchange contracts, principally for the Japanese yen, Swiss franc and the Euro, with an aggregate notional amount of $5.8 billion and $3.8 billion, respectively, for both the purchase and/or sale of foreign currencies.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

   Credit exposure and credit risk

   The Company is exposed to credit loss in the event of nonperformance by counterparties. However, the Company does not anticipate nonperformance, and such exposure was not material at December 31, 2000.

   Fair value

   The aggregate fair value, based on market quotes, of the Company's total debt at December 31, 2000 was $29.1 billion, approximating its carrying value. The aggregate fair value of the Company's total debt at December 31, 1999 was $14.1 billion as compared with its carrying value of $14.5 billion.

   The carrying values of the foreign currency and related interest rate swap agreements, the forward foreign currency contracts and the currency option contracts, which did not differ significantly from their fair values, were not material.

   See Notes 5 and 6 for additional disclosures of fair value for short-term borrowings and long-term debt.

Note 15.  Contingencies:

   Legal proceedings covering a wide range of matters are pending or threatened in various United States and foreign jurisdictions against the Company, its subsidiaries and affiliates, including PM Inc., PM International and their respective indemnitees. Various types of claims are raised in these proceedings, including product liability, consumer protection, antitrust, tax, patent infringement, employment matters, claims for contribution and claims of competitors and distributors.

                     Overview of Tobacco-Related Litigation

   Types and Number of Cases

   Pending claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs, (ii) smoking and health cases primarily alleging personal injury and purporting to be brought on behalf of a class of individual plaintiffs, including cases brought pursuant to a 1997 settlement agreement involving claims by flight attendants alleging injury from exposure to environmental tobacco smoke ("ETS") in aircraft cabins, (iii) health care cost recovery cases brought by governmental (both domestic and foreign) and non-governmental plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits and (iv) other tobacco-related litigation. Other tobacco-related litigation includes suits by former asbestos manufacturers seeking contribution or reimbursement for amounts expended in connection with the defense and payment of asbestos claims that were allegedly caused in whole or in part by cigarette smoking and suits by foreign governments seeking to recover damages for taxes lost as a result of the allegedly illegal importation of cigarettes into their jurisdictions. Damages claimed in some of the smoking and health class actions, health care cost recovery cases and other tobacco-related litigation range into the billions of dollars. In July 2000, a jury in a Florida smoking and health class action returned a punitive damages award of approximately $74 billion against PM Inc. (See discussion of the Engle case below.) Plaintiffs' theories of recovery and the defenses raised in the smoking and health and health care cost recovery cases are discussed below.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

   As of December 31, 2000, there were approximately 1,500 smoking and health cases filed and served on behalf of individual plaintiffs in the United States against PM Inc. and, in some instances, the Company, compared with approximately 380 such cases on December 31, 1999, and approximately 510 such cases on December 31, 1998. Approximately 1,200 of these cases are pending before a single West Virginia state court in a consolidated proceeding. Approximately 1,100 of the West Virginia cases were filed during the third quarter of 2000. An estimated 20 of the individual cases involve allegations of various personal injuries allegedly related to exposure to ETS. In addition, approximately 3,085 additional individual cases are pending in Florida by current and former flight attendants claiming personal injuries allegedly related to ETS. The flight attendants allege that they are members of an ETS smoking and health class action which was settled in 1997. The terms of the court-approved settlement in that case allow class members to file individual lawsuits seeking compensatory damages, but prohibit them from seeking punitive damages.

   As of December 31, 2000, there were an estimated 36 smoking and health putative class actions pending in the United States against PM Inc. and, in some cases, the Company (including eight that involve allegations of various personal injuries related to exposure to ETS), compared with approximately 50 such cases on December 31, 1999, and approximately 60 such cases on December 31, 1998. Some of these actions purport to constitute statewide class actions and were filed after May 1996, when the United States Court of Appeals for the Fifth Circuit, in the Castano case, reversed a federal district court's certification of a purported nationwide class action on behalf of persons who were allegedly "addicted" to tobacco products.

   As of December 31, 2000, there were an estimated 52 health care cost recovery actions pending in the United States (excluding the cases covered by the 1998 Master Settlement Agreement discussed below), compared with approximately 60 such cases pending on December 31, 1999, and 140 such cases on December 31, 1998.

   There are also a number of tobacco-related actions pending outside the United States against PM International and its affiliates and subsidiaries, including an estimated 68 smoking and health cases brought on behalf of individuals (Argentina (48), Australia (1), Brazil (9), Canada (1),
   Germany (3), Hong Kong (1), Ireland (1), Israel (1), Japan (1), the Philippines (1), and Poland (1)), compared with approximately 55 such cases on December 31, 1999 and 27 such cases on December 31, 1998. In addition, there are 9 smoking and health putative class actions pending outside the United States (Brazil (3), Canada (4), and Israel (2)), compared with 10 such cases on December 31, 1999. In addition, health care cost recovery actions have been brought in Israel, the Marshall Islands, the Province of British Columbia, Canada and France (by a local agency of the French social security health insurance system) and, in the United States, by Bolivia, Ecuador, Guatemala (dismissed, as discussed below), Honduras, Kyrgyzstan, Nicaragua (dismissed, as discussed below), the Province of Ontario, Canada (dismissed, as discussed below), Panama, the Russian Federation, Tajikistan, Thailand (voluntarily dismissed), Ukraine (dismissed, as discussed below), Venezuela, and seven Brazilian states.

   Federal Government's Lawsuit

   In 1999, the U.S. government filed a lawsuit in the U.S. District Court for the District of Columbia against various cigarette manufacturers and others, including the Company and PM Inc., asserting claims under three federal statutes, the Medical Care Recovery Act ("MCRA"), the Medicare Secondary Payer ("MSP") provisions of the Social Security Act and the Racketeer Influenced and Corrupt Organizations Act ("RICO"). The lawsuit seeks to recover an unspecified amount of health care costs for tobacco-related illnesses allegedly caused by defendants' fraudulent and tortious

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

   conduct and paid for by the government under various federal health care programs, including Medicare, military and veterans' health benefits programs, and the Federal Employees Health Benefits Program. The complaint alleges that such costs total more than $20 billion annually. It also seeks various types of equitable and declaratory relief, including disgorgement, an injunction prohibiting certain actions by the defendants, and a declaration that the defendants are liable for the federal government's future costs of providing health care resulting from defendants' alleged past tortious and wrongful conduct. The Company and PM Inc. moved to dismiss this lawsuit on numerous grounds, including that the statutes invoked by the government do not provide a basis for the relief sought. In September 2000, the trial court dismissed the government's MCRA and MSP claims, but permitted discovery to proceed on the government's claims for equitable relief under RICO. In October 2000, the government moved for reconsideration of the trial court's order to the extent that it dismissed the MCRA claims for health care costs paid pursuant to government health benefit programs other than Medicare and the Federal Employees Health Benefits Act. The motion remains pending. Trial is scheduled for July 2003, although trial dates are subject to change. The Company and PM Inc. believe that they have a number of valid defenses to the lawsuit and will continue to vigorously defend it.

   Recent Industry Trial Results

   There have been several jury verdicts in tobacco-related litigation during the past two years. In July 2000, the jury in the Engle smoking and health class action in Florida returned a verdict assessing punitive damages totaling approximately $145 billion against all defendants in the case, including approximately $74 billion against PM Inc. (See "Engle Trial," below).

   In January 2001, a mistrial was declared in a case in New York in which an asbestos manufacturers' personal injury settlement trust sought contribution or reimbursement from cigarette manufacturers, including PM Inc., for amounts expended in connection with the defense and payment of asbestos claims that were allegedly caused in whole or in part by cigarette smoking. In January 2001, a New York jury returned a verdict in favor of the defendants, including PM Inc., in an individual smoking and health case.

   In October 2000, a Florida jury awarded the plaintiff in an individual smoking and health case $200,000 in compensatory damages against another cigarette manufacturer; in December 2000, the trial court vacated the jury's verdict and granted the defendants' motion for a new trial. In July 2000, a Mississippi jury returned a verdict in favor of another cigarette manufacturer in an individual smoking and health case. Plaintiffs' post-trial motions challenging the verdict are currently pending. In June 2000, a New York jury returned a verdict in favor of all defendants, including PM Inc., in another individual smoking and health case, and plaintiffs have appealed the verdict. In March 2000, a California jury awarded a former smoker with lung cancer $1.72 million in compensatory damages against PM Inc. and another cigarette manufacturer, and $10 million in punitive damages against PM Inc. as well as an additional $10 million against the other defendant. PM Inc. is appealing the verdict and damages award.

   In July 1999, a Louisiana jury returned a verdict in favor of defendants in an individual smoking and health case against other cigarette manufacturers. In June 1999, a Mississippi jury returned a verdict in favor of defendants, including PM Inc., in an action brought on behalf of an individual who died allegedly as a result of exposure to ETS. In May 1999, a Missouri jury returned a verdict in favor of defendant in an individual smoking and health case against another cigarette manufacturer. Also in May 1999, a Tennessee jury returned a verdict in favor of defendants, including PM Inc., in two of three individual smoking and health cases consolidated for trial. In the third case (not involving PM

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

   Inc.), the jury found liability against defendants and apportioned fault equally between the plaintiff and defendants. Under Tennessee's system of modified comparative fault, because the jury found plaintiff's fault equal to that of defendant's, recovery was not permitted.

   In March 1999, an Oregon jury awarded the estate of a deceased smoker $800,000 in actual damages, $21,500 in medical expenses and $79.5 million in punitive damages against PM Inc. In February 1999, a California jury awarded a former smoker $1.5 million in compensatory damages and $50 million in punitive damages against PM Inc. The punitive damages awards in the Oregon and California actions have been reduced to $32 million and $25 million, respectively. PM Inc. is appealing the verdicts and the damages awards in these cases.

   In March 1999, a jury returned a verdict in favor of defendants, including PM Inc., in a union health care cost recovery action brought on behalf of approximately 114 employer-employee trust funds in Ohio.

   In December 1999, a French court, in an action brought on behalf of a deceased smoker, found that another cigarette manufacturer had a duty to warn him about risks associated with smoking prior to 1976, when the French government required warning labels on cigarette packs, and failed to do so. The court did not determine causation or liability, which shall be considered in future proceedings. Neither the Company nor its affiliates are parties to this action.

   Engle Trial

   Verdicts have been returned and judgment has been entered against PM Inc. and other defendants in the first two phases of this three-phase smoking and health class action trial in Florida. The class consists of all Florida residents and citizens, and their survivors, "who have suffered, presently suffer or have died from diseases and medical conditions caused by their addiction to cigarettes that contain nicotine."

   In July 1999, the jury returned a verdict against defendants in phase one of the trial concerning certain issues determined by the trial court to be "common" to the causes of action of the plaintiff class. Among other things, the jury found that smoking cigarettes causes 20 diseases or medical conditions, that cigarettes are addictive or dependence-producing, defective and unreasonably dangerous, that defendants made materially false statements with the intention of misleading smokers, that defendants concealed or omitted material information concerning the health effects and/or the addictive nature of smoking cigarettes, and that defendants were negligent and engaged in extreme and outrageous conduct or acted with reckless disregard with the intent to inflict emotional distress.

   During phase two of the trial, the claims of three of the named plaintiffs were adjudicated in a consolidated trial before the same jury that returned the verdict in phase one. In April 2000, the jury determined liability against the defendants and awarded $12.7 million in compensatory damages to the three named plaintiffs.

   In July 2000, the same jury returned a verdict assessing punitive damages on a lump sum basis for the entire class totaling approximately $145 billion against the various defendants in the case, including approximately $74 billion severally against PM Inc. PM Inc. believes that the punitive damages award was determined improperly and that it should ultimately be set aside on any one of numerous grounds. Included among these grounds are the following: under applicable law, (i) defendants are entitled to have liability and damages for each plaintiff tried by the same jury, an impossibility due to the jury's dismissal; (ii) punitive damages cannot be assessed before the jury determines entitlement

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

   to, and the amount of, compensatory damages for all class members; (iii) punitive damages must bear a reasonable relationship to compensatory damages, a determination that cannot be made before compensatory damages are assessed for all class members; and (iv) punitive damages can "punish" but cannot "destroy" the defendant. In March 2000, at the request of the Florida legislature, the Attorney General of Florida issued an advisory legal opinion stating that "Florida law is clear that compensatory damages must be determined prior to an award of punitive damages" in cases such as Engle. As noted above, compensatory damages for all but three members of the class have not been determined.

   Following the verdict in the second phase of the trial, the jury was dismissed, notwithstanding that liability and compensatory damages for all but three class members have not yet been determined. According to the trial plan, phase three of the trial will address other class members' claims, including issues of specific causation, reliance, affirmative defenses and other individual-specific issues regarding entitlement to damages, in individual trials before separate juries.

   It is unclear how the trial plan will be further implemented. The trial plan provides that the punitive damages award should be standard as to each class member and acknowledges that the actual size of the class will not be known until the last class member's case has withstood appeal, i.e., the punitive damages amount would be divided equally among those plaintiffs who, in addition to the successful phase two plaintiffs, are ultimately successful in phase three of the trial and in any appeal.

   Following the jury's punitive damages verdict in July, the Engle trial judge scheduled a hearing on numerous pending phase one and phase two motions, including defendants' challenges of various rulings made by the judge and the jury's verdicts on compensatory and punitive damages. Prior to the commencement of the hearing, defendants removed the case to federal district court following the intervention application of a union health fund that raised federal issues in the case. In November 2000, the federal district court remanded the case to state court on the grounds that the removal was premature. An appeal of the district court's order is pending in the federal appellate court.

   The trial judge in the state court, without a hearing, then immediately denied the defendants' post trial motions and entered judgment on the compensatory and punitive damages awarded by the jury. PM Inc. and the Company believe that the entry of judgment by the trial court is unconstitutional and violates Florida law. PM Inc. has filed an appeal with respect to the entry of judgment, class certification and numerous other reversible errors that have occurred during the trial. PM Inc. has also posted a $100 million bond to stay execution of the judgment with respect to the $74 billion in punitive damages that has been awarded against it. The bond was posted pursuant to legislation that was enacted in Florida in May 2000 that limits the size of the bond that must be posted in order to stay execution of a judgment for punitive damages in a certified class action to no more than $100 million, regardless of the amount of punitive damages ("bond cap legislation"). Plaintiffs have indicated that they believe the bond cap legislation is unconstitutional and may seek to challenge the $100 million bond. If the bond were found to be invalid, it would be commercially impossible for PM Inc. to post a bond in the full amount of the judgment and, absent appellate relief, PM Inc. would not be able to stay any attempted execution of the judgment in Florida. PM Inc. and the Company will take all appropriate steps to seek to prevent this worst-case scenario from occurring and believe these efforts should be successful.

   In other developments, in August 1999, the trial judge denied a motion filed by PM Inc. and other defendants to disqualify the judge. The motion asserted, among other things, that the trial judge was required to disqualify himself because he is a former smoker who has a serious medical condition of a type that the plaintiffs claim, and the jury has found, is caused by smoking, making him financially

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

   interested in the result of the case and, under plaintiffs' theory of the case, a member of the plaintiff class. The Third District Court of Appeals denied defendants' petition to disqualify the trial judge. In January 2000, defendants filed a petition for a writ of certiorari to the United States Supreme Court requesting that it review the issue of the trial judge's disqualification, and in May 2000 the writ of certiorari was denied.

   PM Inc. and the Company remain of the view that the Engle case should not have been certified as a class action. The certification is inconsistent with the overwhelming majority of federal and state court decisions that have held that mass smoking and health claims are inappropriate for class treatment. As indicated above, PM Inc. has filed an appeal challenging the class certification and the compensatory and punitive damage awards, as well as numerous other reversible errors that it believes occurred during the trial to date.

   Pending and Upcoming Trials

   In January 2001, the court granted defendants' motion for a mistrial in a smoking and health class action in West Virginia in which PM Inc. is a defendant, and in which plaintiffs seek creation of a trust fund to pay the costs of monitoring the medical conditions of members of the purported class to detect possible smoking-related illnesses; retrial of the case is expected to begin in the first quarter of 2001. Additional cases against PM Inc. and, in some instances, the Company, are scheduled for trial through the end of 2001, including three health care cost recovery actions; one asbestos contribution case; two purported smoking and health class actions and a purported Lights/Ultra Lights class action (discussed below); and an estimated 20 other individual smoking and health cases, including a consolidated trial of individual smoking and health cases scheduled to begin in June 2001 in West Virginia. In addition, approximately 40 cases involving flight attendants' claims for damages from ETS are currently scheduled for trial during 2001. Cases against other tobacco companies are also scheduled for trial through the end of 2001. Trial dates, however, are subject to change.

   Litigation Settlements

   In November 1998, PM Inc. and certain other United States tobacco product manufacturers entered into the Master Settlement Agreement (the "MSA") with 46 states, the District of Columbia, the Commonwealth of Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Marianas to settle asserted and unasserted health care cost recovery and other claims. PM Inc. and certain other United States tobacco product manufacturers had previously settled similar claims brought by Mississippi, Florida, Texas and Minnesota (together with the MSA, the "State Settlement Agreements") and an ETS smoking and health class action brought on behalf of airline flight attendants. The State Settlement Agreements and certain ancillary agreements are filed as exhibits to various of the Company's reports filed with the Securities and Exchange Commission, and such agreements and the ETS settlement are discussed in detail therein. To date, the MSA has received final judicial approval in 51 of the 52 settling jurisdictions.

   The State Settlement Agreements require that the domestic tobacco industry make substantial annual payments in the following amounts (excluding future annual payments contemplated by the agreement with tobacco growers discussed below), subject to adjustment for several factors, including inflation, market share and industry volume: 2000, $9.2 billion; 2001, $9.9 billion; 2002, $11.3 billion; 2003, $10.9 billion; 2004 through 2007,
   $8.4 billion each year; and, thereafter, $9.4 billion each year. In addition, the domestic tobacco industry is required to pay settling plaintiffs' attorneys' fees, subject to an annual cap of $500 million, as well as additional amounts as follows: 2000, $416 million; and 2001 through 2003, $250 million each year. These payment obligations are

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

   the several and not joint obligations of each settling defendant. PM Inc.'s portion of ongoing adjusted payments and legal fees is based on its share of domestic cigarette shipments in the year preceding that in which the payment is due. Accordingly, PM Inc. records its portions of ongoing settlement payments as part of cost of sales as product is shipped.

   The State Settlement Agreements also include provisions relating to advertising and marketing restrictions, public disclosure of certain industry documents, limitations on challenges to certain tobacco control and underage use laws, restrictions on lobbying activities and other provisions.

   As part of the MSA, the settling defendants committed to work cooperatively with the tobacco-growing states to address concerns about the potential adverse economic impact of the MSA on tobacco growers and quota-holders.
   To that end, four of the major domestic tobacco product manufacturers, including PM Inc., and the grower states, have established a trust fund to provide aid to tobacco growers and quota-holders. The trust will be funded by these four manufacturers over 12 years with payments, prior to application of various adjustments, scheduled to total $5.15 billion. Future industry payments (in 2000, $280 million; 2001, $400 million; 2002 through 2008, $500 million each year; 2009 and 2010, $295 million each year) are subject to adjustment for several factors, including inflation, United States cigarette volume and certain other contingent events, and, in general, are to be allocated based on each manufacturer's relative market share. PM Inc. records its portion of these payments as part of cost of sales as product is shipped.

   The State Settlement Agreements have materially adversely affected the volumes of PM Inc. and the Company; the Company believes that they may materially adversely affect the business, volumes, results of operations, cash flows or financial position of PM Inc. and the Company in future periods. The degree of the adverse impact will depend, among other things, on the rates of decline in United States cigarette sales in the premium and discount segments, PM Inc.'s share of the domestic premium and discount cigarette segments, and the effect of any resulting cost advantage of manufacturers not subject to the MSA and the other State Settlement Agreements. Manufacturers representing almost all domestic shipments in 1998 have agreed to become subject to the terms of the MSA.

   Certain litigation has arisen, challenging the validity of the MSA and alleging violations of the antitrust laws.

   In April 1999, a putative class action was filed in federal district court on behalf of all firms that directly buy cigarettes in the United States from defendant tobacco manufacturers. The complaint alleges violation of antitrust law, based in part on the MSA. Plaintiffs seek treble damages computed as three times the difference between current prices and the price plaintiffs would have paid for cigarettes in the absence of an alleged conspiracy to restrain and monopolize trade in the domestic cigarette market, together with attorneys' fees. Plaintiffs also seek injunctive relief against certain aspects of the MSA. In March 2000, the court granted defendants' motion to dismiss the complaint and plaintiffs have appealed. Plaintiffs' appeal of the dismissal is pending before the federal appellate court.

   Since June 1999, a putative class action brought on behalf of certain native American tribes and other suits challenging the validity of the MSA have been filed against PM Inc., and in certain instances, the Company. Plaintiffs in these cases allege that by entering into the MSA, defendants have violated plaintiffs' constitutional rights or antitrust laws. The case brought on behalf of the native American tribes was dismissed by the trial court, and the tribes have appealed.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

   A description of the smoking and health litigation, health care cost recovery litigation and certain other proceedings pending against the Company and/or its subsidiaries and affiliates follows.

                          Smoking and Health Litigation

   Plaintiffs' allegations of liability in smoking and health cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violations of deceptive trade practice laws and consumer protection statutes, and claims under the federal and state
   RICO statutes. In certain of these cases, plaintiffs claim that cigarette smoking exacerbated the injuries caused by their exposure to asbestos. Plaintiffs in the smoking and health actions seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, statutes of limitations and preemption by the Federal
   Cigarette Labeling and Advertising Act.

   In May 1996, the United States Court of Appeals for the Fifth Circuit held in the Castano case that a class consisting of all "addicted" smokers nationwide did not meet the standards and requirements of the federal rules governing class actions. Since this class decertification, lawyers for plaintiffs have filed numerous putative smoking and health class action suits in various state and federal courts. In general, these cases purport to be brought on behalf of residents of a particular state or states (although a few cases purport to be nationwide in scope) and raise "addiction" claims similar to those raised in the Castano case and, in many cases, claims of physical injury as well. As of December 31, 2000, smoking and health putative class actions were pending in Alabama, California, Florida, Hawaii, Illinois, Indiana, Iowa, Louisiana, Massachusetts, Michigan, Missouri, Nevada, New Jersey, New Mexico, New
   York, North Carolina, Pennsylvania, Tennessee, Texas, Utah and West
   Virginia, as well as in Australia, Brazil, Canada and Israel. Class certification has been denied or reversed by courts in 24 smoking and health class actions involving PM Inc. in Arkansas, California (1), the District of Columbia, Illinois, Kansas, Louisiana, Maryland, Michigan, Minnesota, New Jersey (6), New York (2), Ohio, Oklahoma, Pennsylvania,
   Puerto Rico, South Carolina, Texas, and Wisconsin, while classes remain certified in the Engle case in Florida (discussed above), a medical monitoring case in Louisiana, a medical monitoring case in West Virginia (discussed above) and a case in California. Some of the decisions denying the plaintiffs' motions for class certification are on appeal. In May
   1999, the United States Supreme Court declined to review the decision of the United States Court of Appeals for the Third Circuit affirming a lower court's decertification of a class.

                      Health Care Cost Recovery Litigation

   In certain of the pending proceedings, domestic and foreign governmental entities and non-governmental plaintiffs, including union health and welfare funds ("unions"), native American tribes, insurers and self-insurers such as Blue Cross and Blue Shield Plans, hospitals, taxpayers and others, are seeking reimbursement of health care cost expenditures allegedly caused by tobacco products and, in some cases, of future expenditures and damages as well. Certain of these cases purport to be brought on behalf of a class of plaintiffs. Other relief sought by some but not all plaintiffs includes punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, disclosure of nicotine yields, and payment of attorney and expert witness fees.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

   The claims asserted in these health care cost recovery actions include the equitable claim that the tobacco industry was "unjustly enriched" by plaintiffs' payment of health care costs allegedly attributable to smoking, the equitable claim of indemnity, common law claims of negligence, strict liability, breach of express and implied warranty, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under federal and state statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under federal and state RICO statutes.

   Defenses raised include lack of proximate cause, remoteness of injury, failure to state a valid claim, lack of benefit, adequate remedy at law, "unclean hands" (namely, that plaintiffs cannot obtain equitable relief because they participated in, and benefited from, the sale of cigarettes), lack of antitrust standing and injury, federal preemption, lack of statutory authority to bring suit and statute of limitations. In addition, defendants argue that they should be entitled to "set off" any alleged damages to the extent the plaintiff benefits economically from the sale of cigarettes through the receipt of excise taxes or otherwise. Defendants also argue that these cases are improper because plaintiffs must proceed under principles of subrogation and assignment. Under traditional theories of recovery, a payer of medical costs (such as an insurer) can seek recovery of health care costs from a third party solely by "standing in the shoes" of the injured party. Defendants argue that plaintiffs should be required to bring any actions as subrogees of individual health care recipients and should be subject to all defenses available against the injured party.

   Excluding the cases covered by the MSA, as of December 31, 2000, there were an estimated 52 health care cost recovery cases pending in the United States against PM Inc. and, in some cases, the Company, of which approximately 20 were filed by union trust funds. As discussed above under "Federal Government's Lawsuit," in 1999, the U.S. government filed a health care cost recovery action against various cigarette manufacturers and others, including the Company and PM Inc., asserting claims under three federal statutes. Health care cost recovery actions have also been brought in Israel, the Marshall Islands, the Province of British Columbia, Canada and France and, in the United States, by Bolivia, Ecuador, Guatemala, Honduras, Kyrgyzstan, Nicaragua, the Province of Ontario, Canada, Panama, the Russian Federation, Tajikistan, Thailand (voluntarily dismissed), Ukraine, Venezuela and the Brazilian states of Espirito Santo, Goias, Mato Grosso do Sul, Piaui, Rio de Janeiro, Sao Paulo and Tocantins. The actions brought by Bolivia, Ecuador, Guatemala, Honduras, Nicaragua, the Province of Ontario, Panama, the Russian Federation, Ukraine,
   Venezuela and the Brazilian states of Espirito Santo, Goias, Mato Grosso do Sul and Tocantins were consolidated for pre-trial purposes and transferred to the United States District Court for the District of Columbia. As described below, the court has dismissed the claims of Guatemala, Nicaragua, the Province of Ontario and Ukraine. The court remanded the Venezuela, Ecuador, Espirito Santo and Goias cases to state court in Florida. Other entities have stated that they are considering filing health care cost recovery actions.

   Seven federal circuit courts of appeals, for the Second, Third, Fifth, Seventh, Eighth, Ninth and Eleventh Circuits, relying primarily on grounds that plaintiffs' claims were too remote, have affirmed dismissals of, or reversed trial courts that had refused to dismiss, such actions. In addition, in January 2000, the United States Supreme Court refused to consider plaintiffs' appeals from the cases decided by the Courts of Appeals for the Second, Third and Ninth Circuits.

   Although there have been some decisions to the contrary, to date, most lower courts that have decided motions in these cases have dismissed all or most of the claims against the industry. In December 1999, in the first ruling on a motion to dismiss a health care cost recovery case brought in the United

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

   States by a foreign governmental plaintiff, the district court for the District of Columbia dismissed a lawsuit filed by Guatemala, ruling that the claimed injuries were too remote. Subsequently, in March 2000, the court also dismissed the claims of Nicaragua and Ukraine. Guatemala, Nicaragua and Ukraine each have appealed these decisions to the United States Courts of Appeals for the District of Columbia Circuit. In August 2000, the federal district court for the District of Columbia dismissed the claims of the Province of Ontario, and the Province has appealed. In March 1999, in the only union case to go to trial thus far, the jury returned a verdict in favor of defendants on all counts. Plaintiffs' motion for a new trial was denied. In December 1999, the federal district court in the District of Columbia denied defendants' motion to dismiss a suit filed by union and welfare funds seeking reimbursement of health care expenditures allegedly caused by tobacco products. Defendants are appealing this decision. In June 2000, the federal district court in Rhode Island dismissed a suit filed by a union, finding that the plaintiffs' claims were too remote to permit recovery.

                    Certain Other Tobacco-Related Litigation

   Asbestos Contribution Cases: As of December 31, 2000, 14 suits had been filed by former asbestos manufacturers, asbestos manufacturers' personal injury settlement trusts and an insurance company against domestic tobacco manufacturers, including PM Inc. and others. Ten of these cases are pending. These cases seek, among other things, contribution or reimbursement for amounts expended in connection with the defense and payment of asbestos claims that were allegedly caused in whole or in part by cigarette smoking. Plaintiffs in most of these cases also seek punitive damages. The aggregate amounts claimed in these cases range into the billions of dollars. In January 2001, a mistrial was declared in an asbestos contribution case in New York. Trial in another of these cases is currently scheduled to begin in New York during the second quarter of 2001.

   Lights/Ultra Lights Cases: As of December 31, 2000, there were 11 putative class actions pending against PM Inc. and the Company, in Arizona, Florida, Illinois, Massachusetts, Missouri, New Jersey, New York, Ohio, Pennsylvania and Tennessee, on behalf of individuals who purchased and consumed various brands of cigarettes, including Marlboro Lights, Marlboro Ultra Lights, Virginia Slims Lights and Superslims, Merit Lights and Cambridge Lights. These cases allege, in connection with the use of the term "Lights" and/or "Ultra Lights," among other things, deceptive and unfair trade practices and unjust enrichment, and seek injunctive and equitable relief, including restitution. Trial in one purported class action is scheduled for November 2001.

   Retail Leaders Case: Three domestic tobacco manufacturers have filed suit against PM Inc. seeking to enjoin the PM Inc. "Retail Leaders" program that became available to retailers in October 1998. The complaint alleges that this retail-merchandising program is exclusionary, creates an unreasonable restraint of trade and constitutes unlawful monopolization. In addition to an injunction, plaintiffs seek unspecified treble damages, attorneys' fees, costs and interest. In June 1999, the court issued a preliminary injunction enjoining PM Inc. from prohibiting retail outlets that participate in the program at one of the levels from installing competitive permanent signage in any section of the "industry fixture" that displays or holds packages of cigarettes manufactured by a firm other than PM Inc., or requiring those outlets to allocate a percentage of cigarette-related permanent signage to PM Inc. greater than PM Inc.'s market share. The court also enjoined PM Inc. from prohibiting retail outlets participating in the program from advertising or conducting promotional programs of cigarette manufacturers other than PM Inc. The preliminary injunction does not affect any other aspect of the Retail Leaders program.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

   Vending Machine Case: Plaintiffs, who began their case as a purported nationwide class of cigarette vending machine operators, allege that PM Inc. has violated the Robinson-Patman Act in connection with its promotional and merchandising programs available to retail stores and not available to cigarette vending machine operators. Plaintiffs request actual damages, treble damages, injunctive relief, attorneys' fees and costs, and other unspecified relief. In June 1999, the court denied plaintiffs' motion for a preliminary injunction. Plaintiffs have withdrawn their request for class action status. Trial on the claims of ten plaintiffs, which was set for trial in November 2000, has been continued without a new trial date being set, and the court heard PM Inc.'s motion for summary judgment on those claims in November 2000. The claims of remaining plaintiffs have been stayed pending disposition of the ten claims previously scheduled for trial.

   Cases Under the California Business and Professions Code: In July 1998, two suits were filed in California courts alleging that domestic cigarette manufacturers, including PM Inc. and others, have violated a California statute known as "Proposition 65" by not informing the public of the alleged risks of ETS to non-smokers. Plaintiffs also alleged violations of California's Business and Professions Code regarding unfair and fraudulent business practices. Plaintiffs sought statutory penalties, injunctions barring the sale of cigarettes or requiring issuance of appropriate warnings, restitution, disgorgement of profits and other relief. Defendants' motion for summary judgment was granted in part, and plaintiffs' "Proposition 65" claims were dismissed. In August 2000, the parties to one of the cases entered into a settlement agreement, which was expressly conditioned upon a finding by the California Attorney General that the settlement was in the public interest. The Attorney General made that finding in October 2000. The parties to the remaining action entered into a separate settlement agreement in October 2000. The two settlement agreements, which together require PM Inc. to pay approximately $245,000 to the plaintiffs as costs, collectively resolve all claims that were, or could have been, brought in these two actions. In November 2000, the court granted defendants' motion seeking approval of both settlements and entry of a final judgment in both cases.

   Tobacco Price Cases: As of December 31, 2000, there were 40 putative class actions pending against PM Inc. and other domestic tobacco manufacturers as well as, in certain instances, the Company and PM International alleging that the defendants conspired to fix cigarette prices in violation of antitrust laws. Seven of the putative class actions were filed in various federal district courts by direct purchasers of tobacco products and the remaining 33 were filed in 15 states and the District of Columbia by retail purchasers of tobacco products. The eight federal class actions have been consolidated before a single federal district court; in November 2000, the court hearing the consolidated cases granted in part and denied in part defendants' motion to dismiss and to strike portions of the consolidated complaint.

   Tobacco Growers' Case: In February 2000, a lawsuit was filed on behalf of a purported class of tobacco growers and quota-holders. An amended complaint was filed in May 2000, and a second amended complaint was filed in August 2000. The second amended complaint alleges that cigarette manufacturers, including PM Inc., violated antitrust laws by bid-rigging and allocating purchases at tobacco auctions and by conspiring to undermine the tobacco quota and price support system administered by the federal government. In October 2000, defendants filed motions to dismiss the second amended complaint and to transfer the case, and plaintiffs filed a motion for class certification. In November 2000, the court granted defendants' motion to transfer the case to the United States District Court for the Middle District of North Carolina. In December 2000, plaintiffs filed a third amended complaint that purports to add tobacco leaf buyers as defendants.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

   Cigarette Importation Cases: As of December 31, 2000, Ecuador, the European Community, and various Departments of Colombia have filed suits in the United States against the Company and certain of its subsidiaries, including PM Inc. and PM International, and other cigarette manufacturers and their affiliates, alleging that defendants illegally imported cigarettes into the plaintiff jurisdictions in an effort to evade taxes. The claims asserted in these cases include negligence, negligent misrepresentation, unjust enrichment, violations of RICO and its state-law equivalents and conspiracy. Plaintiffs in these cases seek actual damages, treble damages and undisclosed injunctive relief. Ecuador's lawsuit has not been served.

   Consolidated Putative Punitive Damages Cases: In September 2000, a putative class action was filed in the federal district court in the Eastern District of New York that purports to consolidate punitive damages claims in ten tobacco-related actions currently pending in the federal district court in the Eastern Districts of New York and Pennsylvania. In November 2000, the court hearing this case indicated that, in its view, it appears likely that plaintiffs will be able to demonstrate a basis for certification of an opt-out compensatory damages class and a non-opt-out punitive damages class. In December 2000, plaintiffs filed an amended complaint and a motion for class certification. A hearing on plaintiffs' motion for class certification is scheduled for March 2001.

                              Certain Other Actions

   National Cheese Exchange Cases: Since 1996, seven putative class actions have been filed alleging that Kraft and others engaged in a conspiracy to fix and depress the prices of bulk cheese and milk through their trading activity on the National Cheese Exchange. Plaintiffs seek injunctive and equitable relief and treble damages. Two of the actions were voluntarily dismissed by plaintiffs after class certification was denied. Two other actions were dismissed in 1998 after Kraft's motions to dismiss were granted, and plaintiffs appealed those dismissals. In one of those cases, in February 2000, the appellate court reversed the trial court's decision to dismiss the case, and the case is currently pending in the trial court.
   In the other of those cases, in December 2000, the court reversed the trial court's decision to dismiss the case, and defendants have sought a rehearing in the court of appeals. The remaining three cases were consolidated in state court in Wisconsin, and in November 1999, the court granted Kraft's motion for summary judgment. Plaintiffs have appealed.

   Italian Tax Matters: One hundred eighty-eight tax assessments alleging the nonpayment of taxes in Italy (value-added taxes for the years 1988 to 1995 and income taxes for the years 1987 to 1995) have been served upon certain affiliates of the Company. The aggregate amount of alleged unpaid taxes assessed to date is the Italian lira equivalent of $2.2 billion. In addition, the Italian lira equivalent of $3.2 billion in interest and penalties has been assessed. The Company anticipates that value-added and income tax assessments may also be received with respect to subsequent years. All of the assessments are being vigorously contested. To date, the Italian administrative tax court in Milan has overturned 184 of the assessments. The decisions to overturn 154 assessments have been appealed by the tax authorities to the regional appellate court in Milan. To date, the regional appellate court has rejected 51 of the appeals filed by the tax authorities. The tax authorities have appealed 31 of the 51 decisions of the regional appellate court to the Italian Supreme Court. The remaining 20 decisions are expected to be appealed as well. In a separate proceeding in Naples, in October 1997, a court dismissed charges of criminal association against certain present and former officers and directors of affiliates of the Company, but permitted tax evasion and related charges to remain pending. In February 1998, the criminal court in Naples determined that jurisdiction was not proper, and the case file was transmitted to the public prosecutor in Milan. In December 2000, the

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

   Milan prosecutor took certain procedural steps that may indicate his intention to recommend that charges be pursued against certain of these present and former officers and directors. The Company, its affiliates and the officers and directors who are subject to the proceedings believe they have complied with applicable Italian tax laws and are vigorously contesting the pending assessments and proceedings.

                             ----------------------

   It is not possible to predict the outcome of the litigation pending against the Company and its subsidiaries. Litigation is subject to many uncertainties. Unfavorable verdicts awarding compensatory and punitive damages have been returned in the Engle smoking and health class action trial, and judgment has been entered against PM Inc. It is possible that additional cases could be decided unfavorably and that there could be further adverse developments in the Engle case. Three individual smoking and health cases in which PM Inc. is a defendant have been decided unfavorably at the trial court level and are in the process of being appealed. An unfavorable outcome or settlement of a pending smoking and health or health care cost recovery case could encourage the commencement of additional similar litigation. There have also been a number of adverse legislative, regulatory, political and other developments concerning cigarette smoking and the tobacco industry that have received widespread media attention. These developments may negatively affect the perception of potential triers of fact with respect to the tobacco industry, possibly to the detriment of certain pending litigation, and may prompt the commencement of additional similar litigation.

   Management is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of pending litigation. The present legislative and litigation environment is substantially uncertain, and it is possible that the Company's business, volume, results of operations, cash flows or financial position could be materially affected by an unfavorable outcome or settlement of certain pending litigation or by the enactment of federal or state tobacco legislation.
   The Company and each of its subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that it has a number of valid defenses to all litigation pending against it, as well as valid bases for appeal of adverse verdicts against it. All such cases are, and will continue to be, vigorously defended. However, the Company and its subsidiaries may enter into discussions in an attempt to settle particular cases if they believe it is in the best interests of the Company's stockholders to do so.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 16.  Quarterly Financial Data (Unaudited):

                                               2000 Quarters
                           -------------------------------------------------
                              1st          2nd          3rd          4th
                           ----------   ----------   ----------   ----------
                                 (in millions, except per share data)
Operating revenues         $   20,040   $   20,844   $   20,058   $   19,414
                           ==========   ==========   ==========   ==========

Gross profit               $    8,287   $    8,906   $    8,486   $    8,449
                           ==========   ==========   ==========   ==========

Net earnings               $    2,009   $    2,171   $    2,319   $    2,011
                           ==========   ==========   ==========   ==========

Per share data:

     Basic EPS             $     0.87   $     0.96   $     1.04   $     0.91
                           ==========   ==========   ==========   ==========

     Diluted EPS           $     0.87   $     0.95   $     1.03   $     0.90
                           ==========   ==========   ==========   ==========

     Dividends declared    $     0.48   $     0.48   $     0.53   $     0.53
                           ==========   ==========   ==========   ==========

     Market price - high   $    24.63   $    28.75   $    34.00   $    45.94
                  - low    $    18.69   $    20.38   $    23.00   $    29.56

                                               1999 Quarters
                           -------------------------------------------------
                              1st          2nd          3rd          4th
                           ----------   ----------   ----------   ----------
                                 (in millions, except per share data)
Operating revenues         $   19,497   $   19,810   $   19,878   $   19,411
                           ==========   ==========   ==========   ==========

Gross profit               $    7,874   $    8,080   $    8,041   $    8,195
                           ==========   ==========   ==========   ==========

Net earnings               $    1,787   $    2,030   $    2,001   $    1,857
                           ==========   ==========   ==========   ==========

Per share data:

     Basic EPS             $     0.74   $     0.84   $     0.84   $     0.79
                           ==========   ==========   ==========   ==========

     Diluted EPS           $     0.73   $     0.84   $     0.84   $     0.79
                           ==========   ==========   ==========   ==========

     Dividends declared    $     0.44   $     0.44   $     0.48   $     0.48
                           ==========   ==========   ==========   ==========

     Market price - high   $    55.56   $    43.00   $    41.19   $    35.50
                  - low    $    34.00   $    33.13   $    33.81   $    21.25

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the total for the year.

     During 2000, the Company recorded a $139 million pre-tax gain related to the sale of a French confectionery business in the third quarter and a $100 million pre-tax gain related to the sale of beer rights in the fourth quarter.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

     During 1999, the Company recorded pre-tax charges primarily for voluntary early retirement and separation programs ("VERS"), a factory closure and related capacity reduction in Brazil and asset impairments in the beer segment as follows:

                                                          1999 Quarters
                                                ----------------------------------
                                                1st       2nd       3rd       4th
                                                ----      ----      ----      ----
                                                           (in millions)
     VERS                                       $287      $ 45      $  8
     Brazil factory closure                                          136
     Beer asset impairments                                                   $ 29
                                                ----      ----      ----      ----
                                                $287      $ 45      $144      $ 29
                                                ====      ====      ====      ====